As filed with the Securities and Exchange Commission on January 25, 2008

Registration No. 333-146525
United States
Securities and Exchange Commission
Washington, D.C. 20549

Form SB-2
Amendment Number 1

Registration Statement
Under The Securities Act of 1933

PROTON LABORATORIES, INC.
(Exact name of small business issuer in its charter)

Washington	3590	91-2022700
(State or other jurisdiction of	(Primary standard	(I.R.S. Employer
incorporation or organization)	industrial code)	Identification Number)

PROTON LABORATORIES, INC.
980 Atlantic Avenue, Suite 110
Alameda, CA 94501
voice: (510) 865-6412
fax: (510) 865-9385
(Address and telephone number of principal executive offices and principal place of business)

Edward Alexander, Chief Executive Officer
980 Atlantic Avenue, Suite 110
Alameda, CA 94501
voice: (510) 865-6412
fax: (510) 865-9385
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Joel Seidner, Esq.
880 Tully Road, Suite 50
Houston, Texas 77079
voice: (281) 493-1311    fax: (281) 667-3292

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a  delayed  or continuous basis pursuant to Rule 415 under the Securities Act of 1933  check  the  following  box.  ☒

If  this  Form  is  filed to register additional securities for an offering pursuant  to  Rule  462(b) under the Securities Act, check the following box and list  the  Securities Act Registration Statement number of the earlier effective Registration  Statement  for  the  same  offering.  

If  this  Form  is a post-effective amendment filed pursuant to Rule 462(c) under  the  Securities  Act, check the following box and list the Securities Act Registration  Statement  number  of the earlier effective Registration Statement for  the  same  offering.  

If  this  Form  is a post-effective amendment filed pursuant to Rule 462(d) under  the  Securities  Act, check the following box and list the Securities Act Registration  Statement  number  of the earlier effective Registration Statement for  the  same  offering.  

If  delivery of the prospectus is expected to be made pursuant to Rule 434, check  the  following  box.  

                         CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
	(4)		(1)

Common Stock Owned by Selling Stockholder	3,200,000 shares	$0.07 per share	$224,000.00	$6.87	(2)

Common Stock	1,000,000 shares	$0.07 per share	$70,000.00	$2.16	(3)
Underlying the Convertible Debenture (Note) that is Owned by the Selling Stockholder

Total Fee				$9.03	(5)

(1)            The Proposed Maximum Offering Price Per Share was computed pursuant to Rule 457. This fee is calculated based on the closing price of our common stock under the trading symbol PLBI on the OTCBB on September 27, 2007.

(2)            These 3,200,000 shares were issued to the Selling Stockholder in June 2007 in consideration of a consulting agreement.

(3)            None of these 1,000,000 shares have been issued at this time.  These shares underlie a convertible debenture (note) purchased by the Selling Stockholder in June 2007.  This quantity of shares represents approximately one-eighth of the number of aggregate shares that would be issuable upon full conversion of the debenture had full conversion occurred on January 22, 2008.

(4)            This aggregate quantity of shares, 4,200,000 shares, represents less than one-third of our public float as of January 22, 2008.

(5)            Previously paid.

The  registrant  hereby  amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file  a  further  amendment  that  specifically  states  that  this Registration Statement  shall  thereafter become effective in accordance with Section 8(a) of the  Securities  Act  of  1933  or until the Registration Statement shall become effective  on such date as the Commission, acting pursuant to said Section 8(a), may  determine.

THE INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. THE SECURITIES COVERED BY THIS PROSPECTUS CANNOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS  PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF THAT STATE.

PART I

INFORMATION REQUIRED IN A PROSPECTUS

WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION January 25, 2008

PROSPECTUS

PROTON LABORATORIES, INC.
980 Atlantic Avenue, Suite 110
Alameda, CA 94501
voice: (510) 865-6412
fax: (510) 865-9385

4,200,000 Shares of Common Stock

This prospectus relates to the sale of up to 4,200,000 shares of our common stock by the Selling Stockholder. We will not receive proceeds from the sale of our shares by the Selling Stockholder.

Our common stock is traded on the OTCBB under the trading symbol "PLBI."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is -------- ----, 2008

AVAILABLE INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). In addition, we will furnish stockholders with annual reports containing audited financial statements certified by our independent registered public accounting firm and interim reports containing unaudited financial information as it may be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: Edward Alexander, Chief Executive Officer, Proton Laboratories, Inc., 980 Atlantic Avenue, Suite 110, Alameda, CA 94501, voice: (510) 865-6412, fax: (510) 865-9385. Our Web site is www.protonlabs.com.

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, that may be inspected without charge at the public reference room maintained by the Commission at 100 F Street N.E., Washington, D.C. 20549, tel. 1-800-SEC-0330, or through SEC's e-mail address: publicinfo@sec.gov. Copies of such material may also be obtained from the Public Reference Section of the Commission at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates.

The Web site of the Commission is www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the Commission's Web site may access such information by searching the EDGAR database.

PROSPECTUS SUMMARY

Proton Laboratories is in the business of selling water electrolysis technology in the United States.  Utilizing this technology, we have positioned ourselves as a turn-key organization to conceptualize, design, engineer, parts source, assemble, market, integrate and sell a wide array of water electrolysis products and applications.  We are planning on making manufacturing molds followed by assembly of an advanced home drinking water system product.

We have 4 antimicrobial systems products that will plan to introduce to food handling industries.  We have a hand-held spray bottle product containing an antimicrobial medium targeted to the prevention and control of MRSA (Methicillin Resistant Staphylococcus Aureus) on topical and hard  surfaces.  We have an electrolysis-based cooling tower maintenance unit product.

Although we are just starting the introduction of our Privately Branded product lines, we have been in the business of selling electrolysis systems for the past 7 years.

The status of each of our Privately Branded products falls into one of four categories:

(I) Design, Engineering, Parts Sourcing

(II) Manufacturing, Assembly, Packaging and Market Readying

III) Marketing, Advertising, Introduction and Distribution Channel identification

(IV) Sales.

The following status is provided for each of our four current products.

PRODUCT	STAGE (I)	STAGE (II)	STAGE (III)	STAGE (IV)

Home Unit-DM101:	Complete	Started	Started	mid-2008

Spray Product-
StaphControl:	Complete	Complete	Started	mid-2008

Food Safety Antimicrobial
Unit:	Complete	Complete	Started	Started

Electrolysis-based
Cooling Tower Unit:	Complete	Complete	Started	mid-2008

THE OFFERING

Outstanding Common Stock Before This Offering	30,070,523 shares of common stock as of January 22, 2008.

Common Stock Offered by the Selling Stockholder
3,200,000 shares currently outstanding by the Selling Stockholder. These 3,200,000 shares were issued to the Selling Stockholder in July 2007 and in January 2008 in consideration of a consulting agreement.

Common Stock Offered by the Selling Stockholder that is Underlying the Convertible Debenture (Note) that is Owned by the Selling Stockholder
1,000,000 shares
None of these 1,000,000 shares have been issued at this time.  These shares underlie a convertible debenture (note) purchased by the Selling Stockholder in June 2007.  This quantity of shares represents approximately one-eighth of the number of aggregate shares that would be issuable upon full conversion of the debenture had full conversion occurred on January 22, 2008.

Total Shares Offered By the Selling Stockholder	4,200,000 shares of common stock

The aggregate quantity of shares being registered, 4,200,000 shares, represents less than one-third of our public float as of January 22, 2008.  On that date we had 30,070,523 shares outstanding of which 14,063,850 shares were held by affiliates, resulting in a public float of common stock  of 16,006,673  shares, of which one-third would be 5,335,557 shares.  Less than one-third of the public float is being registered herein.

Outstanding Common Stock After This Offering	31,070,523 shares if all offered shares are sold.

Offering Price	Determined at the time of sale by the Selling Stockholder.

Proceeds	We will not receive proceeds from the sale of shares by the Selling Stockholder.

Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors."

RISK FACTORS

You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

THERE IS A MATERIAL WEAKNESS IN OUR INTERNAL CONTROLS

There is a Material Weakness in Our Financial Controls and Procedures

A material weakness is a control deficiency, or a combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement in our financial statements will not be prevented or detected. A material weakness exists in our control environment relating to inadequate staffing of our technical accounting function, including a lack of sufficient personnel with skills, training and familiarity with certain complex technical accounting pronouncements that have or may affect our financial statements and disclosures. We have determined that our financial controls and procedures were not effective in ensuring that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The actions that we have taken to date have not been effective in remediating this material weakness. We do not know when this material weakness will be corrected. This could result in a material misstatement in our financial statements.

MARKETING RISK OF OUR NEW PRIVATELY BRANDED PRODUCTS

Although we have been in the business of selling electrolysis systems for the past 7 years, we plan to start selling our Privately Branded product lines in mid-2008.  If our Privately Branded product lines do not receive market acceptance we will not achieve economic operating results which will have a negative impact on our revenue and profit.

The status of each of our Privately Branded products falls into one of four categories:

STAGE (I) Design, Engineering, Parts Sourcing

STAGE (II) Manufacturing, Assembly, Packaging and Market Readying

STAGE (III) Marketing, Advertising, Introduction and Distribution Channel identification

STAGE (IV) Sales.

The following status is provided for each of our four current products.

PRODUCT	STAGE (I)	STAGE (II)	STAGE (III)	STAGE (IV)

Home Unit-DM101:	Complete	Started	Started	mid-2008

Spray Product-
StaphControl:	Complete	Complete	Started	mid-2008

Food Safety Antimicrobial
Unit:	Complete	Complete	Started	Started

Electrolysis-based
Cooling Tower Unit:	Complete	Complete	Started	mid-2008

OUR STOCK PRICE IS HIGHLY VOLATILE AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

The trading prices of our common stock have fluctuated in the past and may fluctuate in response to a number of events and factors, such as:

-	quarterly variations in our operating results;

-	new products, services, innovations, and strategic developments by our competitors, or business combinations and investments by our competitors;

-	changes in our capital structure, including issuance of additional debt or equity to the public;

-	analyst reports, news and speculation.

OUR PAST LOSSES RAISE DOUBTS ABOUT OUR ABILITY TO OPERATE PROFITABLY OR CONTINUE AS A GOING CONCERN.

We have experienced substantial operating losses. For the year ended December 31, 2005, we had a net loss of $981,674. For the year ended December 31, 2006, we had a net loss of $1,716,680. For the nine month period ending September 30, 2007, we had a net loss of $2,527,617.  Our stockholders deficit as of December 31, 2005 was $758,547 and as of December 31,2006 was $312,118. We expect to incur significant operating losses until product sales increase. We will also need to raise sufficient funds to finance our operations and activities. We may not be able to achieve or sustain profitability. Our independent registered public accounting firm made a going concern qualification in their report dated April 13, 2007, which raises substantial doubt about our ability to continue as a going concern. These factors raise substantial doubt about our ability to continue as a going concern.

WE MUST RAISE CAPITAL TO BE SUCCESSFUL.

We will require additional funds to conduct our operations. We may not be able to raise such funds. To raise additional capital, we may sell additional equity securities, or accept debt financing or obtaining financing through a bank or other entity. There is no limit as to the amount of debt we may incur. Additional financing may not be available to us or may not be available on terms that we can afford. If we issue additional stock to raise capital, there may be a significant dilution in the value of our outstanding common stock.

LACK OF INDUSTRIAL AND CONSUMER ACCEPTANCE OF FUNCTIONAL WATER WOULD IMPAIR OUR BUSINESS.

We manufacture and sell equipment that makes "functional water". We do not know if the products we sell will receive market scientific acceptance at a level that would allow us to operate profitably.

REGULATORY COMPLIANCE; CHANGING REGULATORY ENVIRONMENT

Our industry is subject to extensive regulation and compliance issues. We are subject to certification and testing procedures regarding the manufacture of products with EPA, FDA and various other federal and state agencies. Our transition to a developer and manufacturer of systems in 2006 has brought more regulatory compliance requirements upon us. We have not yet submitted our products for government approval at this time.  While we believe we are in compliance with all current regulations, and while we expect to ultimately receive any necessary certifications for our products, there is always a risk that the regulatory environment will change and that certifications may not be granted. In such an instance, we would diligently strive to comply with any new requirements to achieve certification.  Our failure to obtain government clearance would drastically limit the size of our market.

NO TESTING BY UNDERWRITERS LABORATORIES

Our products will be powered by electricity from wall sockets.  We have yet submitted our products for consideration by Underwriters Laboratories at this time.   Underwriters Laboratories is an independent testing organization.  Our failure to obtain Underwriters Laboratories clearance would drastically limit the size of our market.

IF WE DO NOT KEEP PACE WITH OUR COMPETITORS AND WITH TECHNOLOGICAL AND MARKET CHANGES, OUR PRODUCTS MAY BECOME OBSOLETE AND OUR BUSINESS MAY SUFFER.

The market for our products is competitive and could be subject to rapidtechnological changes. We believe that there are potentially many competitiveapproaches being pursued, including some by private companies for whichinformation is difficult to obtain. Many of our competitors have significantlygreater resources, more product candidates and have developed product candidatesand processes that directly compete with our products. Our competitors may havedeveloped, or could in the future develop, new technologies that compete withour products or even render our products obsolete. To the extent that othersdevelop new technologies that address the applications for functional water, ourbusiness will suffer.

THE SHARES AVAILABLE FOR SALE BY THE SELLING STOCKHOLDER COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

A total of 4,200,000 shares of our common stock are being registered for Resale. The market price of our common stock could drop if a substantial amount of these shares are sold in the public market. A drop in the market price will reduce the value of your investment.

THE SELLING STOCKHOLDER MAY SELL SECURITIES AT ANY PRICE OR TIME WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

After effectiveness of this prospectus, the Selling Stockholder may offer and sell their shares at a price and time determined by them. The timing of sales and the price at which the shares are sold by the Selling Stockholder could have an adverse effect upon the public for our common stock.

 SALE OF OUTSTANDING RESTRICTED STOCK

Of our 30,070,523 outstanding of common stock outstanding, 19,000,000 shares are restricted.  The sale of restricted stock pursuant to Rule 144 could cause a drop in the market price of our common stock.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

We have never paid, and do not intend, to pay any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK WILL MOST LIKELY CONTINUE TO TRADE UNDER 5.00 PER SHARE, THE APPLICATION OF THE PENNY STOCK REGULATION COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT THE ABILITY OF
HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

Our securities may be considered a penny stock. Penny stocks generally are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent by the broker-dealer disclosing recent price information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the public market, if any.

CONTROL OF OUR COMMON STOCK IS IN A SMALL GROUP OF SHAREHOLDERS.

Under Washington state law, matters involving our company and our common stock may be decided by written shareholder consent among a small group of shareholders, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, reverse or forward splits of stock, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control in an acquisition or takeover.

DEBENTURE (NOTE) CONVERTIBLE INTO COMMON  STOCK

The debenture (note) holder, Legacy Media,  may convert into our common stock at any time after April 30, 2008  at a conversion ratio equal to half of our common stock's trading price based on the date of conversion. Accordingly, if our common stock price falls significantly, we may be required to issue a large number of shares to this debenture (note) holder if and when it chooses to convert.  However, Legacy’s total beneficial ownership at any single time is limited to 4.99% of our outstanding shares pursuant to the debenture (note).  Example:  At January 22, 2008, we had outstanding 30,070,523 shares.  Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11%of our outstanding shares.  Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note).  In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture).   Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.

NO ASSURANCE OF OUR ABILITY TO REPAY THE DEBENTURE (NOTE)

We have not made any payments on the debenture.  If we are unable to either raise more funds or sell our products, we may not have enough cash to repay the debenture, and then the debenture could go into default.  We have not been notified of a default.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

The State of Washington law, our Article of Incorporation and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors. The cost of indemnification could be high.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the

Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects," and other words of similar import, are "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements. In addition to the forward-looking statements contained in this prospectus, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: market acceptance of our products and our functional water technology, competition, funding and government compliance.

USE OF PROCEEDS

We will pay for the cost of registering the shares of common stock in this offering. We will not receive any proceeds from the sale of the common stock by the Selling Stockholder.

DESCRIPTION OF BUSINESS

INTRODUCTION

Proton Laboratories, Inc. ("Proton" or the "company") is a company  specializing in the process of electrolysis of water.  Our executive offices are located at: Proton Laboratories, Inc., 980 Atlantic Avenue, Suite 110, tel. (510) 865-6412, fax: (510) 865-9385.   Proton Laboratories, Inc. was originally founded as Proton Laboratories, LLC by our Chief Executive Officer Ed Alexander in 2000. This predecessor company specialized in the marketing of residential water systems and in research and development of water electrolysis systems. In 2002 we merged into a public company trading on the Over the Counter Bulletin Board ("OTCBB") market.

Our growth is dependent on attaining profit from our operations and our raising capital through the sale of stock or debt. There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

Our stock is traded on the OTCBB. Our trading symbol is "PLBI."

OUR BUSINESS--THE BACKGROUND OF FUNCTIONAL WATER

Our business is the manufacturing and marketing of "functional water systems." "Functional water" is water that has been processed through an electrolytic ion separation process or electrolysis process and has a wide array of functional properties due to its unique characteristics. Our functional water systems restructure tap water into one type of water that is alkaline in concentration and one type of water that is acidic in concentration. We believe that the functional water systems that we market and manufacture will have applications in a large variety of industries, such as corporate agriculture, organic agriculture, food processing, medicine and dentistry, dermatology, heavy industry, mining, environmental clean-up, product formulations and beverages.

We believe that water with these unique functional properties is desirable for a number of reasons. Water with smaller clusters of molecules has a lower surface tension. With a lower surface tension, water may have improved hydrating, permeating and solubility properties. These properties may enhance the overall functional effectiveness of water. The separation of the alkaline and acidic properties found in water provides the water with functional abilities. For example, functional acidic water has disinfecting abilities to meet a wide array of disinfecting requirements in food processing procedures. Functional alkaline water makes an excellent drinking water due to improved hydration.

In 2006, we made the decision to design and manufacture our own systems and products, as well as continue to import and distribute systems and products. As a result of this transition and our work over the past several years we have four products that we anticipate  manufacturing  and selling later in 2008:

-
Food Safety Antimicrobial Unit:  Commercial food and water safety units designed to eliminate or reduce pathogens in food or water products and/or container systems, marketable to produce fields, grocery stores and industrial water container applications;

-	Spray Product-StaphControl: Antimicrobial spray designed to eliminate or reduce pathogens, particularly targeted to medical, hospital and sports facility applications;

-	Home Unit-DM101: Residential counter top water enhancement units, designed to eliminate impurities, enhance water properties, and eliminate continual glass and plastic water packaging.

-
Electrolysis-based Cooling Tower Unit:  Commercial and industrial units to reduce and eventually eliminate (approximately after 30 days of continuous use) the presence of Legionella and other pathogens that may be found in cooling tower water.

Our Super Reduced Water technology (“SRW”) has been licensed to Edward Alexander, as a private individual, from the MIZ Corporation of Japan.  Mr. Alexander has sub-licensed this product to Proton Laboratories on a no-cost, no-royalty basis.  Proton Laboratories has sub-licensed SRW to AquaThirst Inc. for manufacturing and marketing   We also are anticipating a market introduction of a SRW bottled water product in mid-2008.

We still intend to import and distribute products that we do not manufacture. We still act as an exclusive importer and master distributor of certain products to various companies in which uses for the product range from food processing to retail water sales.

The following are items that we import from various Japanese vendors.

a.	Residential Countertop electrolysis system.

-	Model PC-500
-	Manufactured by Proton Corporation of Japan (unrelated to us)
-	generally purchased in lots of 300 units.

b.	Replacement filters for the following models:

Ange 2100
-	Product of Nippon Intek
-	Replacement filter procured from Proton Corporation

ND-145
-	Product of Nichiden
-	Replacement filter procured from Proton Corporation

H2O Ionizer
-	Product of Nichiden Corporation
-	Replacement filter procured from Proton Corporation

PJ-A3AH
-	Product of Panasonic
-	Replacement filter procured from Panasonic Corporation

PC-500
-	Product of Proton Corporation
-	Replacement filter procured from Proton Corporation

In February 2007, we entered into a strategic alliance with Aquathirst, Inc., a privately held company whose principals have substantial marketing, manufacturing and distribution experience with health care, dietary supplements, cosmetics, specialty and functional food and beverages, and over the counter drug products. Two of Aquathirst's principals serve on our Board of Directors.  Our original agreement with Aquathirst has been revised pursuant to an oral agreement between us whereby we are no longer required to make fixed periodic payments to Aquathirst, but rather we would now pay only for actual marketing and manufacturing services rendered to us by Aquathirst of which there have been none to date.

OUR  BUSINESS--SYSTEMS  AND  MARKETS

We have been marketing functional water systems to the residential market since 2000. We began a transition in third quarter 2006 to design, manufacture and private label our products for both commercial and residential systems. For the residential market, we have been marketing functional water systems that are used to produce a health-beneficial, alkaline-concentrated drinking water. For the commercial market, we have begun marketing commercial-grade functional water systems that are used in applications ranging from food preparation to hospital disinfection. Our goal is to take our functional water technology and manufacture and market it throughout the world.

Our business model envisions us as: a supplier of technology for functional water applications; a supplier of hardware for functional water systems; a provider of intellectual property for functional water systems under licensing agreements and a supplier of consumer functional water products;

In 2006, we expended approximately $275,000 to configure our operations so we can become a manufacturer of our own private labeled products. During 2006, we designed, engineered and started assembly of our own, "Proton Labs" branded water electrolysis systems. In this process we have designed 5 different systems of which 3 systems are designed for a wide use of antimicrobial applications, 1 system as a hand disinfectant system and 1 system as a commercial grade alkaline drinking water unit. Additionally, an advanced residential drinking water system was designed. By making a substantial change in designs and manufacturing, the company has transitioned itself from a reseller of other manufacturers systems to that of a proprietary branding owned by the company. The Company used substantial expertise developed through itself and its consultants through the years in the design and assembly of these units to ensure user friendliness, durability, lowest manufacturing cost available with a guaranteed level of quality control coupled to an advanced design to conduct an effective electrolysis process.

We are in preparation to market commercial functional water systems to the food processing, medical and agricultural industries. The system for the food processing industry includes: (1) a hand disinfectant system for proper hand washing, and (2) an anti-microbial water production system for general sterilization and disinfectant needs. We also intend to market similar systems to the medical industry. For the agricultural industry, we intend to sell functional water systems to organic food growers who desire to use functional water to replace the use of pesticides, fungicides, herbicides and chemical fertilizers. Our commercial functional water systems produce approximately one gallon per minute of electrolyzed alkaline and acidic waters.

For the food processing industry, the alkaline water may be used as an effective medium for removing pesticides from agricultural products, while the acidic water may be used as anti-microbial water. For the hospital industry, the alkaline water may be used as an effective medium in removing protein buildup from surfaces, while the acidic water may be used as anti-microbial water. For the organic agricultural industry, the alkaline water may be used for plant growth and as a solid nutrient, while the acidic water may be used as a substitute for fungicides, pesticides, herbicides and sporicides.

Electrolyzed water may also be used in the formulation of nutraceutical-type dietary supplement products in the health-food and dietary supplement industries, and we intend to target this market.

OUR  BUSINESS  --RECENT  EVENTS  AND  NEW  PRODUCTS

We are a sub-licensee from Mr. Alexander who is a licensee of Miz Corporation for the license related to Super Reduced  Water (“SRW”).  We have further sub-licensed SRW to AquaThirst.  Once the production and distribution of the SRW commences, a 20% royalty of wholesale cost will be paid by Aquathirst to Proton Laboratories.  50% of this 20% royalty payment will be  paid to the Miz Corporation as a royalty payment from Proton Laboratories.  Mr. Alexander will not receive a royalty.

We are a sub-licensee from Mr. Alexander who is a licensee of Innovative Design and Technology Co. for the license  related to exclusive marketing rights for a cooling tower device.  Once the distribution of the cooling tower device commences,  Proton Laboratories will procure these units from Innovative Design and Technology.  Proton will pay a royalty fee of 5% of the purchase  cost to Innovative Design and Technology.

In 2006, we raised $1,065,062 from investors. We used some of those proceeds for the  following  purposes:

A. Design and preparation for assembly of four proprietary commercial-grade electrolysis systems based on a standard platform. There are many industrial uses for water electrolysis systems. Our four system designs based on a standard platform which minimizes the need for different components for different applications. The standard platform will provide ease of assembly, ease of use, durability and cost effectiveness. We have completed and taken delivery of the first 11 commercial, food safety antimicrobial systems during July, 2007.  Once this process is complete, and the proper EPA filing of these systems complete, the Company will start marketing these units to food processing industries specifically handling fruits and vegetables. The Company is already in negotiations with major produce and fruit producers for the demonstration and test runs of the commercial systems, including Crunch-Pak Group, an affiliate of Earth Bound Farms. The Company has discussed its technology with National Produce Association, and is in discussion with several national grocery chains and food distributors. It is anticipated that we will intensify our marketing efforts in mid- 2008.

B. Design and preparation for assembly, validation and sales of a proprietary anti-microbial spray. We have identified a form of electrolyzed water that may be an effective anti-microbial agent. One of our proprietary aspects of this product may be the stabilization of the electrolyzed water thereby allowing for an extended shelf life compared to other forms of electrolyzed water. This product is being readied for testing by a third party testing lab to establish the efficacies of its anti-microbial effect on MRSA, HBV, HIV and Avian Flu and with an initial emphasis on MRSA. The objective of our anti-microbial spray is to be able to control and eliminate these four microbial strains on a hard surface or on a topical surface. We anticipate introducing this product to ambulance services as a non-chemical based, user friendly product for which these microbes do not have an immunity. The Company has received successful test results from an independent 3rd party testing laboratory, indicating the high efficacy of the anti-microbial spray with MRSA.  As a hand-held spray  container, the product has been tested by Hill Top Research (Hill Top Research Corporation, 6088 Main and Mill Streets,  Miamiville, OH 45147).  On October 13, 2006, under HTR Study Number: 06-127661-106,  “Assessment of Rapid  Germicidal (Time Kill) Activity for an Antibacterial and Antiviral Agent” our product was tested for its efficacy on  Staphylococcus aureus, ATCC 6538 and Escherichia coli, ATCC 11229.  There was a highly efficacious result from this  testing,  Hill Top Research, was also contracted to conduct a 90 Day Stability Study. The testing was done under  HTR Study Number 06-127661-106.  The result was that the product meets stability criteria at 90 days, accelerated  heat stability temperature of 40 Degrees Celsius and ~75% relative humidity that is equivalent to 2 years shelf-life  of the product.

We have completed the third party testing of this product  and also completed the components sourcing to assemble this product. Currently, a production line is being installed in a 10,000 sq. ft. contracted laboratory located in Gardena, California for product assembly. Once the production line is able to produce product, a maiden run of 1,000 sprays will be assembled to begin test marketing of this product. It is anticipated that we will begin production of this item in mid-2008.

C. Design  and  preparation  for  assembly  and  sales  of  a  proprietary residential  counter-top  unit which produces an enhanced drinking water through electrolysis.  Our  device  will  have  a  filtration  system  coupled  to  an electrolysis process which effectively filters the tap water while restructuring the properties of water to make it: (i) have greater mineral effectiveness; (ii) be  tastier than tap water; and, (iii) be more hydrating than tap water.  We are currently in discussion with the plastic mold makers and will determine the date when  the  mold  making process can begin.  Once the molds are made, the company will  be  able  to  assemble  test  units  for  a  30-60  day  evaluation of its performance,  durability  and  user  friendliness.

D. The  use  of  the  wine enhancement through the use of our equipment being integrated  into  an  existing  wine  production  line  to  achieve:

1.	A jump start to the wine aging process.

2.	The control of the wine aging process.

3.	The termination of the wine aging process.

4.	The ability to circumvent the use of a particular wine process ingredient.

5.	The ability to bring a specific component of wine to the forefront of taste.

6.	The ability to tone down a specific component of wine so to reduce its taste.

7.	The ability to control the classification (rating) of a wine product based on a desired combination of several features of the wine.

In June 2007, Legacy Media, LLC was granted 3.2 million shares of the Company's restricted common stock in connection with a new agreement to provide investor relations on behalf of the Company.  The new agreement replaces the prior agreement.  Pursuant to the new agreement, we will pay Legacy a fee of $120,000 payable as follows: $10,000 on or before the 21st day of each month after the initial 6 months of the agreement, and $60,000 due within 120 days of the execution of the new agreement.  Payments made after the 21st of any month shall constitute an increase in monthly payments for the remainder of agreement to twelve thousand five hundred ($12,500).

In June 2007, Legacy Media, LLC purchased a convertible debenture (note) from us in the amount of $250,000 repayable at 8% interest.  For this debenture (note) we received $160,000 in cash from Legacy, and $90,000 is being held for us by Legacy to pay for direct expenses and services to be rendered to us by Legacy Media in the area of investor relations.  In January 2008, the maturity date of the convertible debenture (Note) was extended to April 30, 2008.   In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture).   Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.   We have not been notified of any default.

We presently have limited funds with which to repay the periodic debenture payments.  We have not been notified of a default.  Unless we can raise more funds or sell out products, we may not have funds to repay the debenture.  We have not made any payments on the debenture to date.

Legacy Media, LLC has the option to convert this debenture (note) into restricted voting common stock of the Company, at the lesser of (i) 50% of the lowest closing bid price during the fifteen (15) days of full trading, defined as standard market hours from 9:30 AM to 4:00 PM EST, partial trading days will not be counted for calculation purposes only ("Trading Days") prior to the Conversion Date or (ii) 100% of the average of the five lowest closing bid prices for the thirty (30) Trading Days immediately following the first reverse split in the stock price (no reverse split is contemplated at this time). All of Legacy Media, LLC's shares may be registered in an SB-2 filing at its request.  However, Legacy’s total beneficial ownership at any single time is limited to 4.99% of our outstanding shares pursuant to the debenture (note).  Example:  At January 22, 2008, we had outstanding 30,070,523 shares.  Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11% of our outstanding shares.  Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note).  In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture (note)).   Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.  To the best of our knowledge, Legacy does not hold a short position in our stock.

The convertible debenture (note) holder is entitled to convert the face amount of the debenture (note), plus accrued interest, anytime following June 29, 2007 at a conversion price of 50% of the lowest closing bid price during the fifteen days of trading prior to the Conversion Date (“Conversion Formula”).

Examples of Effect of Debenture (Note) Conversion:

As of June 29, 2007, the lowest closing bid price during the then past 15 days was $0.18 per share.  Pursuant to the Conversion Formula above, if full conversion has taken place on June 29, 2007, then the investor would have received 2,777,778 shares at a conversion price of $0.09 per share for the then gross market value of $500,000, or a profit of $250,000 over the purchase price of the note which was $250,000.

As of January 22, 2008, the lowest closing bid price during the then past 15 days was $0.06 per share.  Pursuant to the Conversion Formula above, if full conversion has taken place on January 22, 2008, then the investor would have received 8,333,333 shares valued at $0.03 per share for the then gross market value of $500,000, or a profit of $250,000 over the purchase price of the note which was $250,000.

Since the debenture (note) conversion rate is based on the fluctuating market value for the underlying stock, it is impossible to state the aggregate number of shares that could be issued pursuant to conversion.

We have  interest  created  with  several wine makers who are experiencing unique  problems  with  their  products.  We will start working with them in the next  60  days.

Our ability to successfully market these products will depend upon our continued ability to raise capital.

OUR BUSINESS--SCIENCE

"Functional water" is a term that has been assigned to a new category of water. Functional water has a wide array of functional properties due to its unique characteristics. We believe the uses for this type of water are far reaching, since we are identifying new applications and uses for functional water on an ongoing basis. Functional water systems are capable of producing the following types of functional water:

Ionic-Structured Water. Ionic-structured water is electrolyzed drinking water that is alkaline-concentrated and utilizes smaller molecular clusters than regular water for improved hydration and solubility. Ionic structured water is smooth to the palate.

Electro-Structured Water. Electro-structured water is water that is anti-microbial in nature and may be effective against virus, bacteria, fungus, mildew and spores. This water may have a wide array of disinfectant uses.

Derma-Structured Water. Derma-structured water is electrolyzed low pH water that has astringent and disinfecting properties and may have a wide array of cosmetic, dermatological and post-plastic surgery applications that may minimize infections and scarring and expedite healing.

FUNCTIONAL  WATER  RESEARCH  IN  ACADEMIA

The process to produce functional water was developed by Scottish inventor Michael Faraday in Boston, Massachusetts in 1834. In 1929, the value of electrolytic water separation to produce water with functional properties was realized in Japan. Japanese researchers have since taken this process, created a wide array of functional waters and have introduced this technology to food processing, hospital disinfection, wound care, agriculture, organic agriculture and food safety in Japan. During recent years, functional water applications have been studied by universities in the U.S.A.and Canada. For example, in a University ofGeorgia study published in the Journal of Food Protection in 1999 entitled "Inactivation of Escherichia coli O157:H7 and Listeria monocytogenes on Plastic Kitchen Cutting Boards by Electrolyzed Oxidizing Water," the immersion of plastic kitchen cutting boards in electrolyzed oxidizing water was found to be an effective method for inactivating food-borne pathogens such as E. coli. Other studies at the University ofGeorgia have looked at the efficacy of electrolyzed oxidizing water for inactivating E. coli, Salmonella and Listeria and have determined that such water may be a useful disinfectant. A University of Georgia study entitled "Antimicrobial effect of electrolyzed water for inactivating Campylobacter jejuni during poultry washing" demonstrated that electrolyzed water is not only effective in reducing the populations of C. jejuni on chicken, but also may be effective in the prevention of cross-contamination of processing environments.

OUR  BUSINESS--FUNCTIONAL  WATER  SYSTEMS  PROCESSES

Residential Systems. The residential countertop, functional water systems produce water that scientists believe contains more wellness and health-beneficial properties than regular tap water (see, "Electrolyzed-Reduced Water Scavenges Active Oxygen Species and Protects DNA from Oxidative Damage," Biochemical and Biophysical Research Communications, Vol. 234, No. 1, pp. 269-274 (1997); and, Hanaoka, K., "Antioxidant Effects Of Reduced Water Produced By Electrolysis Of Sodium Chloride Solutions," 31 Journal of Applied Electrochemistry 1307-1313 (2001)). Generally, the residential countertop system sits next to the kitchen faucet, and through the use of a diverter, allows tap water to be routed through the system. The water is then processed through a charcoal filter where chlorine and sediments are removed. The filtered water then proceeds to the electrolysis chamber that is made up of electrodes and membranes. A positive and negative electrical charge is passed through the electrodes. The minerals that are found in the filtered water are attracted to opposite electrodes. For example, the alkaline minerals (minerals with positive(+) properties that include calcium, magnesium, sodium, manganese, iron and potassium) are attracted to the negatively charged (-) electrode. The acidic minerals (minerals with negative (-) properties include nitric acid, sulfuric acid and chlorine) are attracted to the positively-charged (+) electrode. Through this mineral separation process, two separate types of water are formed, which are water with alkaline-concentrated minerals, and water with acidic-concentrated minerals. Each type of water is held in a separate chamber in the residential countertop system. The alkaline-concentrated water may be consumed for drinking and cooking purposes, while the acidic-concentrated water may be used in a topical, astringent medium.

OUR  BUSINESS--MARKETING

Our  objectives  are:

-             To create a revenue stream through our marketing of residential systems. These sales may be made through independent distributors, infomercials, mail order, retail sales and direct sales generated through word-of-mouth referrals.

-             To create a revenue stream through the sale of disinfectant systems to the food processing industry.

-             To create a revenue stream through licensing agreements based upon a wide array of applications for functional water that will be targeted to specific industries. For example, electrolyzed water may be used in the beverage industry to extract flavors from their natural sources, such as extracting tea from tea leaves for use in bottled iced tea.

-             To continue the development of functional water applications for industries that are currently dependent upon chemicals as a processing medium. In addition to the food processing, medical and agricultural markets, we intend to develop market-driven applications for functional water.

OUR  BUSINESS--GOVERNMENT  REGULATIONS

Our functional water systems are, or may be, subject to regulation by a variety of federal, state and local agencies, including the Consumer Product Safety Commission ("CPSC") and the Food and Drug Administration ("FDA").

Our hand disinfectant functional water system may be subject to pre-market approval by the FDA under Title 21 of the Code of Federal Regulations. We would expect such an approval process to take approximately 90 days after filing with the FDA, although there is no assurance that we will be able to obtain pre-market approval from the FDA. We have not made any applications to the FDA yet. We have engaged the consulting services of Environ Health Associates Inc. to assist us with our FDA application for the hand disinfectant.  Environ Health Associates Inc. is familiar with a modern food safety procedure known as Hazard Analysis and Critical Control Point ("HACCP"). HACCP is a food safety procedure that focuses on identifying and preventing hazards that could cause food-borne illnesses. We believe that complying with the HACCP procedure may assist us in getting FDA approval, since the FDA generally encourages retailers to apply HACCP-based food safety principles, along with other recommended practices.

OUR  BUSINESS--MARKETING  AND  DISTRIBUTION

We  are   developing  and  producing  systems  for  the  following markets:

-             Commercial  functional  water  systems  for  produce and grocery store disinfection,  medical  and  hospital  facility  disinfection,  sports  facility sanitation  refining,  wine  grape mildew treatment, wine aging control, and the formulation  of  functional  water  based  aquaceuticals.

-             Hand disinfection for the food processing, fast food, medical, dental, personal  care  and  general  health  care  industries.

-             Residential,  countertop  drinking  water  electrolysis  systems.

We  plan  to  hire  a public relations company that provides the news media with  documentary  videos  about the technology, processes and applications that we market. The videos will cover the following  subjects:

-             The  use  of  functional  electrolyzed  water  for  food  safety.

-             The  use  of functional electrolyzed water for effective disinfection in  hospitals  and  clinical  settings.

-             The  use  of functional electrolyzed water for agriculture and organic agriculture.

-             The  use  of  functional  electrolyzed  water  as  a  wellness medium.

In third quarter 2006, the Company began an active transition into developing and manufacturing its own proprietary functional water systems, as well as distributing systems. This transition followed from the research and study conducted by Ed Alexander, as well as the Company's more than five year experience in distributing functional water systems.

In February 2007, we entered into a strategic alliance with Aquathirst, Inc., a privately held company whose principals have substantial marketing, manufacturing and distribution experience with health care, dietary supplements, cosmetics, specialty and functional food and beverages, and over the counter drug products. Through this relationship, we will have access to Aquathirst's product distribution channels in domestic and international markets. These distribution channels will cover residential, cosmetic, medical, agricultural, food processing and consumer product areas. Two of Aquathirst's principals serve on our Board of Directors.  Our original agreement with Aquathirst has been revised pursuant to an oral agreement between us whereby we are no longer required to make fixed periodic payments to Aquathirst, but rather we would now pay only for actual marketing and manufacturing services rendered to us by Aquathirst of which there have been none to date.

OUR  BUSINESS--COMPETITION

Our direct competitors include several entry-level importers of systems from Japan andKorea. We believe that we have several distinctive advantages over entry-level distributors:

We and our consultants, who are scientists, business people and advisers, are individuals who have helped pioneer the understanding, documentation, representation and structuring of the technology and its relevance to the United States during the past thirteen-year  period through various companies and organizations.  These consultants are the leaders in the U.S.in the knowledge and representation of functional water.

We have been able to create a strong platform of specialists to advance functional water technology in the United States, which would be difficult for others to replicate due to our high level of focused commitment and dedication.

We have close working relationships with our Japanese counterparts which have been developed and nurtured over the past eleven-year period. These members are highly respected within the Japanese electrolysis community and attend annual conferences as invited speakers.

We have excellent working relationships with the Japanese manufacturers and we are often relied upon to provide international perspectives to be used in the refinement of their scientific, design and engineering thought processes to create products that will be accepted on a global basis.

Although the majority of competitors of water systems are limited resellers, the one significant competitor that we have is named Hoshizaki U.S.A., which is an established U.S.A.-based Japanese company that has a substantial market presence in refrigeration and icemakers. We expect that we may face additional competition from new market entrants and current competitors as they expand their business models.

In our new products areas, we will compete with United Kingdom based Sterilox regarding our antimicrobial spray and commercial units, as well as traditional suppliers of chemical disinfectants such as Johnson and Johnson. With respect to nutritional and enhanced consumable water products, our nearest competitor would be Essentia, which manufactures bottled water products. Though a competitor, the founder of Proton Labs had provided the bottled water manufacturing device to Essentia.

To be competitive, we must assemble a strategic marketing and sales infrastructure. Our success will be dependent on our ability to become a formidable marketing and sales entity based upon the technology we have and our ability to aggressively introduce this technology and its far-reaching benefits through documentary videos and other methods of public relations. The alliance of the company with Aquathirst, Inc., will bring a significant component to establishing our product manufacturing, marketing and sales infrastructure.

EMPLOYEES

We currently have 3 full-time employees all of whom are in management positions. None of our employees are subject to a collective bargaining agreement. We believe that our employee relations are good. We engage the services of consultants on an as needed basis in the fields of electrolysis science, testing, product design.  We plan to use vendors to manufacture our Privately Branded products.

OTHER  DEVELOPMENTS

We have been developing a proprietary process allowing for electrolysis to be applied to wine. The primary objective for this application is to allow for a wine maker to have direct control over the aging process of wine such that it allows a wine maker to shorten, complement or, if desired, bypass the wine aging process. The test results that were achieved showed promise in creating the "optimal" wine through a controlled process which provides a smooth texture to the wine along with an enhancement process as a method to alter the properties of water and other liquids. These advantages are found in the areas of improved efficacies, cost efficiencies, environmental safety, worker safety, enhanced products and performance and generally as a simple-yet-advanced method in addressing a wide array of today's industrial and humanity-related concerns.

We have completed a 3-year testing in the wine industry with respect to the control of mildew on wine grapes in vineyards. Mildew on wine grapes is a serious grapevine fungal disease. The tendency for mildew to grow on wine grapes occurs, for example, in areas of Napa Valleywhere foggy conditions prevail. If mildew is found on the wine grapes, then spraying with dusty sulfur is done. Spraying with dusty sulfur will generally eliminate and control the mildew on grapes. If this fungus is ignored, the wine grapes may spoil. However, the long-term effects of sulfur exposure is unknown. The use of low pH functional water through routine application removes mildew.

We have done preliminary field testing with Weber Farms in the potato growing industry with respect to potato maintenance during storage. Our preliminary review of this use of functional water indicates better potato maintenance during storage. We plan to continue this preliminary test using an automated functional water sprayer.

We are identifying suppliers who can provide components and tools for the manufacture of our proprietary residential water-enhancing small appliance. The residential system utilizes an advanced form of electrolysis to enhance the beneficial properties of electrolytes found in tap water. This small appliance will allow for the consumer to create an enhanced drink, similar to bottled water, using our contemporary, kitchen counter-top, small appliance. We expect these consumer appliances to be ready for retail sales in mid-2008.

In February 2005, MIZ, a Japanese company that owns four U.S.patents whose subject matter is the electrolysis of water, assigned a 50% ownership interest in those four patents to Mr. Alexander in consideration of consulting services provided to MIZ Company by Mr. Alexander. Mr. Alexander has agreed to allow us to exploit the four patents on a royalty-free basis. Since MIZ Company and Mr. Alexander each has an ownership interest in the four patents, either Mr. Alexander or the Japanese company could grant licenses to others to use the four patents, and the Japanese company could exploit the four patents by itself.

The patent numbers and a brief abstract of the four patents referred to are:

5,985,108 dated November 16, 1999 with an expiration date of November 15, 2019:  Controlling Apparatus for Continuous Electrolytic Ion Water Producing Apparatus

ABSTRACT:      A controlling apparatus which can control a continuous electrolytic ion water producing apparatus so that an excess current when the electrolyzing strength is not adjusted appropriately can be prevented with certainty and harmless electrolytic ion water can be obtained continuously from the continuous electrolytic ion water producing apparatus. When water flows through the electrolytic cell, it is energized by a power source circuit to electrolyze the water to obtain electrolytic ion water. When a range change-over switch is manually operated, a DC voltage of the power source circuit is controlled in response to the range change-over switch by a control unit and a switching regulator to produce an electrolyzing voltage corresponding to the operated position of the range change-over switch. The water is thus electrolyzed with an electrolyzing strength of the electrolyzing voltage. During the electrolyzing operation, the electrolytic current is always detected by a current sensor, and when it exceeds a preset value and an excess current is judged, the pulse width is decreased to automatically decrease the electrolyzing voltage and hence the electrolyzing capacity.

5,306,409 dated April 26, 1994 with an expiration date of April 25, 2014:  Controlling Apparatus for Continuous  Electrolytic Ion Water Producing Apparatus

ABSTRACT:      A controlling apparatus which can control a continuous electrolytic ion water producing apparatus so that the electrolyzing capacity of an electrolytic cell is kept fixed against a variation of the flow rate or the quality of water upon passage of water to always achieve optimization and stabilization of electrolytic ion water produced. When water flows through the electrolytic cell, it is energized by a power source circuit to electrolyze the water to obtain electrolytic ion water. When a range change-over switch is manually operated, a DC voltage of the power source circuit is controlled in response to the range change-over switch by a control unit and a switching regulator to produce an electrolyzing voltage corresponding to the operated position of the range change-over switch. The water is thus electrolyzed with an electrolyzing strength of the electrolyzing voltage. During such electrolyzing operation, if the flow rate or the water temperature varies, then the pulse width of the regulator is corrected to automatically adjust the electrolyzing strength in accordance with the varying condition thereby always keep the electrolyzing capacity of the electrolytic cell fixed.

5,316,646 dated May 31, 1994 with an expiration date of May 31, 2014:  Controlling Apparatus for Continuous  Ion Water Producing Apparatus

ABSTRACT:      A control apparatus which can control a continuous electrolytic ion water producing apparatus so that determination indication of energization and electrolyzing capacity of an electrolytic cell and determination and indication of a life of a filter cartridge are performed appropriately. A control unit connected to a power source circuit of the electrolytic cell includes an electrolysis judging device which judges, based on a signal of a flow rate sensor and a signal of a range change-over switch whether or not an electrolyzing operations should be performed, a power source switch is turned on to cause the power source circuit to energize the electrolytic cell to perform an electrolyzing operation. On the contrary when it is judged that an electrolyzing operation should not be performed, the electrolysis judging device turns off the power source switch to put the electrolytic cell into a deenergized condition.

5,234,563 dated August 10, 1993 with an expiration date of August 9, 2013:  Electrolytic Ionized Water Producer Of  A Continuous Type

ABSTRACT:      An electrolytic ionized water producer of a continuous type is disclosed which does not require users to  perform complicated operations and which makes it possible to obtain ionized water easily with a simple operation, to remove  the fear of obtaining unnecessary ionized water in the case of reversing polarity and, further, to maintain a stable electrolyzing  capability for a long time while removing scale in an optimum way in every water supplying operation. Specifically, the  electrolytic ionized water producer is provided with a control circuit which operates at least a polarity reversing relay  provided in a circuit for applying a DC voltage to a positive electrode and a negative electrode, detects water supply and zero  flow water supply with a signal from a flow rate sensor and applies a DC voltage to the respective electrodes at a normal  connection position when water is supplied to produce ionized water, sets a scale removing period of time corresponding to a  water supplying period of time corresponding to integrated signals from the flow rate sensor, and applies a DC voltage to the  respective electrodes at a reverse connection position only for a set period of time of scale removing operation in every water  supplying operation.

Utilizing the sublicense from Edward Alexander at no cost to us, which are the North American rights to manufacture and distribute an electrolyzed water-based antioxidant dietary supplement developed by MIZ Corporation, a Japanese company specializing in advanced uses of electrolyzed water, the Company has begun advancing the terms of this sublicense. During the latter part of 2006, the company ordered a commercial-grade system to produce this advanced antioxidant beverage. During the first quarter of 2007, the company took delivery of this unit.  Manufacturing has been licensed to AquaThirst.

We have completed the proprietary process allowing for electrolysis to be applied to wine. The primary objective for this application is to allow for a wine maker to have direct control over the aging process of wine such that it allows a wine maker to shorten, complement or, if desired, bypass the wine aging process. The test results that were achieved showed promise in creating the "optimal" wine through a controlled process resulting in a wine product with a smooth texture to the wine along with an enhancement to the various active properties of the wine. In August, 2006, the company and a consultant, Mr. Hiroshi Tanaka, were invited to address the 40th Anniversary Mondavi Wine Conference, held in Napa California, with this newly-developed technique for wine enhancement. The presentation was well understood by the specialized audience and several articles had been written about it in various media. The company attended the Taste3 Conference held in Napa, California during the month of May, 2007. We believe our attendance at the Taste3 Conference was a success for us. All of the enhanced beverages developed from our technology, comprising of a tequila product, a cello liqueur and Proton's eWine were well received by the taste testers and attendees. We have been invited back to the 2008 Taste3 Conference.

We have an agreement with OS Imaging whereby we will pay $170,000 for printing and mailing costs to promote us.

Although we are just starting the introduction of our Privately Branded product lines, we have been in the business of selling electrolysis systems for the past 7 years.

The status of each of our Privately Branded products falls into one of four categories:

(I) Design, Engineering, Parts Sourcing

(II) Manufacturing, Assembly, Packaging and Market Readying

III) Marketing, Advertising, Introduction and Distribution Channel identification

(IV) Sales.

The following status is provided for each of our four current products.

PRODUCT	STAGE (I)	STAGE (II)	STAGE (III)	STAGE (IV)

Home Unit-DM101:	Complete	Started	Started	mid-2008

Spray Product-
StaphControl:	Complete	Complete	Started	mid-2008

Food Safety Antimicrobial
Unit:	Complete	Complete	Started	Started

Electrolysis-based
Cooling Tower Unit:	Complete	Complete	Started	mid-2008

DESCRIPTION OF PROPERTY

We lease approximately 2800 square feet of office and storage space located at 980 Atlantic Avenue, Suite 110 Alameda, CA 94501, for a lease payment of approximately $6,000 per month. Under this lease, we are required to pay a percentage of the property taxes, insurance and maintenance. The lease commenced for a two year period on July 1, 2007 and is renewable. We believe this space is adequate for our current needs, and that additional space is available to us at a reasonable cost, if needed.

FINANCIAL INFORMATION

Our  financial  statements  begin  on  page  F-1.

Management's Discussion and Analysis

FORWARD-LOOKING  STATEMENT

Certain statements contained herein, including, without limitation, statements containing the words, "believes," "anticipates," "expects," and other words of similar meaning, constitute "forward-looking statements."   Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. In addition to the forward-looking statements contained herein, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: competition, funding, government compliance and market acceptance of our products.

INTRODUCTION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the accompanying notes thereto for the year ended December 31, 2006, and our unaudited financial statements for the three and nine months ended September 30,2006 and 2007 and the accompanying notes thereto and the other financial information appearing elsewhere herein. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the USA, which contemplate our continuation as a going concern.

We have incurred net losses of $1,716,680 at December 31, 2006 and of $981,674 in December 31,2005.

The Company has incurred losses applicable to common shareholders of $2,532,417 forthe nine months ended September 30, 2007. For September 30, 2007 and December31, 2006 the Company had working capital deficits of $877,021 and $251,472,respectively. The Company has relied upon borrowings from related parties,proceeds from convertible debentures and capital raised through the sales ofcommon stock to fund operations.

We had a stockholders deficit of $312,118 at December 31, 2006 and a stockholders deficit of $996,983 at  September 30, 2007. Loans from our CEO and our president have been necessary to fund our operations.

Stockholder loans as of September 30, 2007 and December 31, 2006 consist of the following:
	September 30,	December 31,
	2007	2006

Note payable to CEO and majority shareholder; principal and interest due December 2009; interest is accrued at 7% per annum; unsecured	$287,642	$270,642

Note payable to shareholder; principal and interest due December 2009; interest is accrued at 7% per annum; unsecured.	20,000	-

TOTAL STOCKHOLDER LOANS	307,642	270,642

Less: Current Portion	-	-

TOTAL STOCKHOLDER LOANS - LONG TERM	$307,642	$270,642

During the nine months ended September 30, 2007 two shareholders advanced the Company $37,000. The Company did not make any payments on notes during the nine months ended September 30, 2007.

At September 30, 2007, the Company had accrued interest relating to shareholder loans of $62,321.
During the nine months ended September 30, 2007, the Company accrued $30,000 as salaries payable to the company's CEO, resulting in $225,091 of salaries payable as of  September 30, 2007.

Legacy Media, LLC has been granted 3.2  million shares of the Company's restricted common stock in connection with an agreement to provide investor relations on behalf of the Company. Legacy Media, LLC has also been issued a convertible debenture (note) by the Company in the amount of $250,000 repayable at 8% interest.  Legacy Media, LLC has the option to convert this debenture (note) into restricted voting common stock of the Company, at the lesser of (i) 50% of the lowest closing bid price during the fifteen (15) days of full trading, defined as standard market hours from 9:30 AM to 4:00 PM EST, partial trading days will not be counted for calculation purposes only ("Trading Days") prior to the Conversion Date or (ii) 100% of the average of the five lowest closing bid prices for the thirty (30) Trading Days immediately following the first reverse split in the stock price (no reverse split is contemplated at this time).  All of Legacy Media, LLC's shares may be registered in an SB-2 filing at its request.  However, Legacy’s total beneficial ownership at any single time is limited to 4.99% of our outstanding shares pursuant to the debenture (note).  Example:  At January 22, 2008, we had outstanding 30,070,523 shares.  Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11% of our outstanding shares.  Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note).

Our independent auditors made a going concern qualification in their report dated April 13,2007, which raises substantial doubt about our ability to continue as a going concern. The financial statements herein do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

In 2006, we made the decision to design and manufacture our own systems and products, as well as continue to import and distribute systems and products. As a result of this transition and our work over the past several years we have three priority products that we anticipate to manufacture and sell within three to nine months as follows:

-
Commercial food and water safety unit designed to eliminate or reduce pathogens in food or water products and/or container systems, marketable to produce fields, grocery stores and industrial water container applications;

-	Antimicrobial spray designed to eliminate or reduce pathogens, particularly targeted to medical, hospital and sports facility applications;

-	Residential counter top water enhancement units, designed to eliminate impurities, enhance water properties, and eliminate continual glass and plastic water packaging.

We still intend to import and distribute products that we do not manufacture. We still act as an exclusive importer and master distributor of certain products to various companies in which uses for the product range from food processing to retail water sales.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions provide a basis for us to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.

We recognize revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably probable. Our revenues are derived from sales of our industrial, environmental and residential systems which alter the properties of water to produce functional water. We believe that this critical accounting policy affects our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Our fiscal year end is December  31.

RESULTS  OF  OPERATIONS-YEARS  ENDED  DECEMBER  31,  2006  AND  2005.

We had revenue of $143,341 for the year ended December 31, 2006. Compared to $328,200 revenue for the year ended December 31,2005, this was a decrease of %56 attributable to management using its time on new product development.

We had a net loss of $1,716,680 for the year ended December 31, 2006 as compared to a net loss of $981,674 for the year ended December 31, 2005. This increase in net loss was directly attributed to the following circumstances: (a) Expenses incurred in various consulting services that the company needed for marketing and public relations. (b) Expenses incurred in the development of its proprietary brand products consisting of 4 different antimicrobial systems, 1 commercial grade drinking water system, 1 hand disinfectant system, a disposable antimicrobial spray, and a produce misting/vegetable washing system. (c) Expenses incurred in various 3rd party testings to validate the efficacy of the company's waters. (d) Reduction to 2006 revenues due to a delayed product substitution process brought about by funding delays. (e) Interest expenses and principal paid in retiring a note that was carried by the company to its current President.

Cash used by operating activities was $762,118 for the year ended December 31, 2006, as compared to $250,646 for the year ended December 31, 2005. This increase in cash used by operating activities was due primarily to expenditures incurred in the development of the Company's own systems, third party testing and applications development expenditures.

The Company used cash from investing activities of $80,550 and $5,024 for the years ended December 31, 2006 and 2005, respectively.  For the year ended December 31, 2006, all cash used in investing activities was related to the purchase of capital assets used for product development.

Cash from financing activities was $851,052 and $242,642 for the years ended December 31, 2006 and 2005, respectively.  Much of the increase is attributable to proceeds from sale of common stock for $1,065,052 and $20,000 for the years ended December 31, 2006 and 2005, respectively.  In addition, for the year ended December 31, 2006, the Company used cash for net payments of $214,000, compared to receiving net proceeds from stockholder loans of $222,642 for the year ended December 31, 2005.

RESULTS  OF  OPERATIONS-NINE MONTHS  ENDED  SEPTEMBER 30,  2007  AND  2006.

We had revenues of $119,280 and $94,994 for the nine months ended September 30, 2007 and 2006, respectively. The increase in revenues is attributed to sales to existing customers who made reorders.

We had gross profits of $35,018 and $13,615  during the nine months ended September 30, 2007 and 2006, respectively.

We incurred selling, general and administrative expenses of $852,741 and $976,656 during the nine months ended September 30, 2007 and 2006, respectively. The decrease during the current period is directly related to the Company’s cash flow restraints. A significant portion of the current period expense relates to stock based compensation totaling $377,001 and increase from $40,526 in the prior period.

We incurred product development expenses of $1,470,551 during the nine months ended September 30, 2007. No such expenditures were incurred during the nine months ended September 30, 2006.

We incurred interest expense of $128,507 and $46,147 during the nine months ended September 30, 2007 and 2006, respectively. The increase in interest expense during the current period is attributed to $108,493 in additional interest expense related to the amortization of the discount to the Convertible Debentures resulting from the allocation of proceeds to the embedded conversion feature.

We incurred a change in the fair value of derivative liabilities of $111,148 during the nine months ended September 30, 2007. On the date of issuance of our Convertible Debentures, we were required to record non-cash charges totaling $66,170 because the fair value of the derivative instruments exceeded the net proceeds we received. Additionally, during the nine months ended September 30, 2007, we recorded the change in the fair value of our derivatives on our Convertible Debentures from the date of issuance to September 30, 2007 of $44,978. There were no derivative liabilities outstanding during the nine month period ended September 30, 2006.

Cash used in operating activities was $190,903  for the nine months ended September 30, 2007 compared to cash used by operating activities of $648,760   for the nine months ended September 30, 2006. The decrease during the nine months ended September 30, 2007 is directly related to the increases in accounts payable and accrued liabilities due to the Company’s cash flow constraints.

Cash provided by financing activities was $197,000 and $697,019 during the nine months ended September 30, 2007 and 2006, respectively. During 2006, the Company obtained proceeds of $891,019 through the sale of common stock. During 2007, the Company did not have any sales of common stock but used loans to fund operations.

We had total assets at September 30, 2007 of $312,196, compared to $364,423 at December 31, 2006. The decrease in assets is attributable to the Company's transition from a distributor of product to a manufacturer of product, causing a reduction in inventory and a greater expenditure of cash.

LIQUIDITY

At September 30, 2007, we had cash on hand of $8,461.  Our growth is dependent on our attaining profit from our operations and our raising of additional capital either through the sale of stock or borrowing funds. There is no assurance that we will be able to raise any equity financing or sell any of our products to generate a profit.

At September 30, 2007, we owed stockholder loans in principal amount of $307,642.

We estimate that our current cash reserves will be sufficient to fund operations until March 31, 2008.  We will have to raise funds or sell products during the next 12 months to continue operations.

In the past, we had been primarily an importer-reseller of water treatment appliances.  We have expanded our focus to design and ultimately manufacture products for four product groups.  These four areas are:

1.            Residential, countertop enhanced drinking water device based upon an advanced approach to electrolysis.

This project requires for funding in the areas of design, engineering, 3D illustrations, parts sourcing,  tooling, mold making, assembly, packaging, marketing, advertising and sales.

In order to take this product to market, from concept to sales, an estimated funding of $1 million   is necessary.  To date, an approximate amount of $143,000 has been expended on this project which  has brought the project to the point of assembling a first, hand-made, unit which allows us to physically  test the unit for all of the aspects of the device.  Once this hand-made unit is completed in the first half of  December, 2007, we will be ready to enter the mold making and tooling phase.  It is anticipated that we will  be in this phase by mid-January 2008.  Once the unit has had all of its components readied, an initial assembly  of 50 units will be done.  With these 50 units, a 30-day product testing phase will commence during which  time 25 units will be provided to current users of one of our home electrolysis devices and an additional  25 units will be provided to first-time users.  After this 30-day testing period, comments will be gathered,  tabulated and any necessary changes to the functionality of the unit will be decided. After any necessary  changes are made, and its new functionality re-tested, a first purchase order for 3000 units will be issued to  the manufacturer.  This purchase order will be broken down into production lots of 500 units, 500 units,  1000 units and 1000 units.

In parallel to the phases involved with the production of the unit, an additional phase involving  packaging, marketing, and sales distribution channels are currently being worked on.

In reviewing the background that has been provided for this business development area, one can  see that an entirely new product requires substantial funding to be allocated for its development.

Funding for this area had to be budgeted from the small amount of sales that is currently being  generated, from the shifting of funds that would be utilized for the procurement of existing inventory  and funds from small assortments of investment funds that have been raised.

Since funds were diverted from the procurement of inventory for current products that are sold  by the Company, the following elements of the financial statement will be affected.

The effect on these accounts were negative in nature for Sales, Gross Margin and Net Profit with  an increase in the relevant Expense account(s).

With an estimated $1 million budget required for this product, and having expended an  approximate $143,000 to date, the balance of the budget will be spent in the following manner:

$240,000:           Required expenditures for mold making (19 molds), tooling, complete materials testing, complete operational testing, Underwriters Laboratories submission fees, package design and travel fees involved between the United States and China, between Japan and China and between China and the United States. Also included in this amount is an approximate $40,000 project management fee that is budgeted for Innovative Design and Technology.

$250,000:    Procurement of an initial product lot of 3000 units @ $125 per unit. Eventually, the per unit cost will be lowered to $105 ($250,000 covers the purchase of 2000 units with the acquisition cost of the balance of 1000 units coming from revenues generated from the sale of the 2000 units.)

$200,000:           Advertising fee to accomplish the following: $90,000 for graphic wraps to be placed on municipal buses operating in the San Francisco Bay Area. This advertising will be expanded to other West Coast cities when the efficacy of this form of advertising is proven effective. Other cities entail Seattle, Portland, Sacramento, San Jose, Los Angeles, La Jolla and San Diego. These cities are chosen because of the metropolitan atmosphere that is present coupled to the fact that the knowledge level and product acceptance to bottled water and pre-filtration modalities are high.

$110,000:           This is to be expended in other forms of focused advertising through product placements, product endorsements and product featuring in events that are associated with wellness, gadgets and solutions.

$167,000:           This is the budget required to modify the unit being discussed here so as to be able to create the following two new products.

a.             Taking the existing design and adding an electronic feature to activate the water flow. By providing an automated, sensor-controlled method of activating the water flow, this modified  unit can be sold to restaurants for the production of drinking water served to the customers.  With the recent  move away from the sale of bottled water selections in restaurants, the timing is right to be able to introduce  a “restaurant model” that will take tap water, filter the water and then enhance the properties of tap water.

b.             Taking the existing design and adding an additional electrolysis chamber, modifying the  software and adding an extra water delivery outlet, the basic design of this unit will be expanded upon to  create a unit that can produce both a drinking water and an anti-microbial water.

Effect on Sales, Gross Margin, Expenses and Net Profit

The effect on these accounts were negative in nature for Sales, Gross Margin and Net Profit with an increase in the relevant Expense account(s).

2.            Anti-MRSA spray product.

This project requires funding in the areas of design, third party testing, components sourcing, assembly, marketing and sales.

In order to take this product to market, from concept to sales, an estimated funding of $100,000 is necessary. To date, an approximate amount of $10,000 has been expended on this project which has brought the project to the point of components procurement and assembly. Third party testing conducted by Hill Top Research, with a highly efficacious result, was part of the $10,000 expenditure.

Since a part of the funds expended so far was diverted from the procurement of inventory for current products that are sold by the Company, the following elements of the financial statement will be affected.

Effect on Sales, Gross Margin, Expenses and Net Profit

The effect on these accounts were negative in nature for Sales, Gross Margin and Net Profit with an increase in the relevant Expense account(s).

With an estimated $100,000 budget required for this product, and having expended an approximate $10,000 to date, the balance of the budget will be spent in the following manner.

$60,000:           Procurement of 30,000 (200 ml bottle) @ $2.00

$20,000:           Production of marketing material consisting of DVD, sales brochure and product samples.

$10,000:           budget required to modify the existing product to make it use-specific.

An example of this is to be able to design delivery handles for the container which suits the needs of the specific user.

3.            Functional Anti-microbial Water producing devices.

This project requires for funding in the areas of design, engineering, parts sourcing, mold making (for the outer casing and the electrolysis chamber casing and electrodes), assembly, marketing and sales.

In order to take this product to market, from concept to sales, an estimated funding of $250,000 is necessary. To date, an approximate amount of $71,551.72 has been expended on this project which has brought the project to its near-completion.

The phases that are currently being worked on is in the preparation of the units for submission to the Underwriter’s Laboratory, preparation of an updated Proton Laboratories Product Booklet and brochures, DVD on the use of the systems depicting its flexible design and highly-efficacious applications and the purchase of an initial inventory quantity.

Effect on Sales, Gross Margin, Expenses and Net Profit

The effect on these accounts were negative in nature for Sales, Gross Margin and Net Profit with an increase in the relevant Expense account(s).

With an estimated $250,000 budget required for this product, and having expended an approximate $71,551.72 to date, the balance of the budget will be spent in the following manner.

$116,000:         Required capitalization to purchase 20 systems @ $5,800 per unit to be treated as “testing” units which the Company will provide to financially qualified companies for testing and subsequent procurement.

$11,000:           Required for submission of these units to the Underwriter’s Laboratory for UL and NSF (National Sanitation Foundation) listings.

$51,500:           Required for completion of the hand wash anti-microbial unit that has been designed, engineered and parts sourced with the phases of tooling, molding and assembly to be covered by the budgeted amount of $51,500.

4.            Cooling Tower maintenance unit based upon electrolysis.

This project requires for funding in the areas of Underwriters Laboratories submission, modifications to the current unit to meet U.S. voltage requirements and to research and modify the outer casing so as to meet adverse outdoor temperature conditions when the unit is placed in lower-temperature areas.

In order to take this product to market an estimated funding of $30,000 is necessary. To date, an approximate amount of $9,000 has been expended in the procurement of 2 units to be utilized for onsite testing.

Effect on Sales, Gross Margin, Expenses and Net Profit

The effect on these accounts were negative in nature for Sales, Gross Margin and Net Profit with an increase in the relevant Expense account(s).

With an estimated $30,000 budget required for this project, and having expended $9,000 to date, the balance of the budget will be spent in the following manner:

$5,000:             Required for the submission of the unit to the Underwriter’s Laboratory for UL listing.

$10,000:          Required to conduct a detailed testing of the efficacy of this unit to reduce and eventually (approximately after 30 days of continuous use) eliminate the presence of Legionella and other pathogens that may be found in cooling tower water.

The anticipated results are that the unit will be able to make a major reduction to pathogen loads when treated to electrolysis for approximately 30 days and then maintained in a state of electrolysis exposure.

$5,000:             Required to make modification to the outer casing, voltage upgrades, DVD showing the operation and efficacy of the unit and marketing material.

In addition to the numbers, rationales, business reasons and effects that the Company has undergone, the following expenditures incurred in the maintenance of an OTC.BB company, and its compliance with SARBANES OXLEY are outlined:

SEC Compliance costs for 2006:

EDGAR FILINGS FEE:	$9,435
CPA SERVICES-NON AUDIT:	20,291
CPA SERVICES-COMPLIANCE AUDIT:	24,566
ATTORNEY FEES-SEC COMPLIANCE:	50,000

FUTURE  CAPITAL  REQUIREMENTS

Our growth is dependent on attaining profit from our operations, or our raising additional capital either through the sale of stock or borrowing. There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

Our future capital requirements will depend upon many factors, including:

-	The cost to acquire equipment that we then would resell.

-	The cost of sales and marketing.

-	The rate at which we expand our operations.

-	The response of competitors.

MARKET  FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS

Our stock is traded on the OTCBB under the trading symbol "PLBI." The following table sets forth the quarterly high and low bid price per share for our common stock. These bid and asked price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual prices. Our fiscal year ends December 31.

COMMON STOCK PRICE RANGE

YEAR AND QUARTER	HIGH	LOW

2006:
First Quarter	$0.40	$0.20
Second Quarter	$0.61	$0.29
Third Quarter	$1.21	$0.55
Fourth Quarter	$0.69	$0.17

2007:
First Quarter	$0.42	$0.19
Second Quarter	$0.25	$0.15
Third Quarter	$0.20	$0.06
Fourth Quarter	$0.08	$0.06

2008
First Quarter--through January 22, 2008	$0.08	$0.08

On January 22, 2008, the closing price of our stock was $0.08.

On January 22, 2008, we had outstanding 30,070,523 shares of common stock.

On January 22, 2008, we had approximately 254 shareholders of record whichincludes shares held directly by shareholders and shares beneficially owned byshareholders who have deposited their shares into an account at a broker-dealer.Such deposited shares into a brokerage account are accumulated in a nomineeaccount in the name of Cede, Inc. Cede, Inc. is the nominee account that mostbroker-dealers use to deposit shares held in the name of the broker-dealer.Cede, Inc. is counted as one record shareholder, even though it could representmany beneficial shareholders who have deposited their shares into an account ata broker-dealer.

Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251, tel. (480) 481 3940.

We have not paid any cash dividends on our common stock and we do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any cash dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the Board of Directors.

We have outstanding 8,000 shares of Series A Preferred Stock.   dividends.  We have outstanding a convertible debenture (note).  We have no outstanding options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently have no shares available for issuance under any equity compensation plan. In 2007, we authorized and issued 4,200,000 shares for issuance to employees and consultants under our 2007 Employee Stock and Stock Option Plan.

Directors, Executive Officers, Promoters and Control Persons

EXECUTIVE OFFICERS AND DIRECTORS

NAME	AGE	POSITION

Edward Alexander	56	Director,Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer, and Secretary

Gary Taylor	57	Director and President

Don Gallego	56	Director

Steven Perry	57	Director

Gregory Darragh	49	Director

Jed Astin	61	Director

Edward Alexander has been our Chairman, a Director, Chief Executive Officer, Chief Financial Officer, and Secretary since 2002. He had been the owner and president of Proton Laboratories, LLC from January, 2001 until its merger with us. Proton Laboratories, LLC introduced an electrolytic water separation technology that has many uses in industry, product formulations and consumer products. From January 1997 to July 1998, Mr. Alexander served as owner and president of Advanced H2O, LLC. In July 1998, Mr. Alexander formed Advanced H2O, Inc. to specialize in bottled water production.  Prior to 1997, Mr. Alexander served as General Manager for Tomoe Incorporated and held various positions with various divisions of the U.S. Navy Resale System. In February 2002, the Securities and Exchange Commission accepted a settlement offer from Mr. Alexander and imposed a cease and desist order against Mr. Alexander from committing or causing any violation or future violation of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. This order was imposed in connection with a press release that Mr. Alexander was persuaded to release about Proton Laboratories, LLC by a business associate whom Mr. Alexander trusted at the time.

In June 2005, Gary Taylor was appointed as a Director and President. We granted 131,600 shares of common stock to Mr. Taylor in connection with this appointment. Since 1998, Mr. Taylor has been the CEO of The Moore Company which provides consulting for product distribution and third party logistical services

Steven Perry is a highly accomplished scientist and entrepreneur. He is the founder and CEO of Conseal International, Inc. a contract formulator and manufacturer for health care, beauty care, and industrial products that have substantial international and domestic retail sales per year.

Dr. Perry has been in the dietary supplement and cosmetic manufacturing  business for over 20 years.   He has formulated and manufactured numerous products for companies including Revlon,  Smith-Kline Beecham,  W. D. Disney Products, Redmond Products, Rexall Sundown, Hawaiian Tropic, Banana Boat, Estee Lauder,   Mannatech, EAS, NVPerricone, Amerifit Twin Labs, Schiff and Upjohn.  In 1975,  Dr. Perry founded ConSeal International,   one of the leading manufacturers of nutritional supplement products in the United States.  ConSeal is one of the most  sophisticated contract manufacturers in the country whose facilities exceed current and proposed FDA  GMP standards and has FDA approval to manufacture OTC (Over The Counter) items.  ConSeal has offices in Longwood, Florida and manufacturing facilities in Florida, New Jersey andTaiwan.  Dr. Perry has performed numerous research projects for both  private sector and governmental organizations.  Among other accomplishments, Dr. Perry holds numerous patents.   He has studied at M.I.T., Wentworth College and Clayton College of Natural Health.

Don Gallego has over thirty years of broad and extensive high-level corporate management, company start up, funding and consulting experience. Mr. Gallego is also chairman and director of Aquathirst, Inc.

Jed A. Astin has been educated in the United Kingdom Canada, and the United States. He holds undergraduate and postgraduate degrees in education and administration. He has been a land developer, builder and social housing provider for over thirty years. He has received a Canadian government award for the provision of social housing. He is a successful facilitator and manager, encouraging others to chose the path of personal wealth and freedom based on information, knowledge and respect, as well as service and productivity.

Gregory Darragh started his sales career with "Combined Insurance Company of America" in March of 1983. At the time Combined Insurance had in excess of 14,000 agents, in over 14 countries worldwide. He was International Salesman of the Year in his first 10 months and was promoted into management after just four months. As an executive his organization continued to achieve some of the highest sales figures in North America. In 1995 Mr. Darragh started a new marketing team for Commercial Union Life, where he was Provincial Manager (Disability Product Line) for British Columbia, Canada. Mr. Darragh's very extensive marketing and sales experience convinced Harland Stonecipher (founder of Pre-Paid Legal Services-PPD-NYSE) to expand into the Canadian market in 1999, where Mr. Darragh was appointed, Regional Vice President for several years.

Donald J. Gallego

Mr. Gallego has an extensive background and successful experiences in corporate management, including start-up  company development and financing.  His background involves sales, marketing and management positions in the  telecommunications industry with Motorola, Compath Telephone Systems, Executone and ValNet with increasing levels of  responsibility and success. Through each of these firms, Mr. Gallego gained valuable operations and capital market  experience, and in 1985, started his own consulting and capital raising business.  In this capacity, Mr. Gallego has been  successfully assisting companies for 20 years with general business management and operational issues, in addition to raising  capital for a number of start-up companies.  The first of these, Sterling Medical, brought Mr. Gallego in to raise financing for,  oversee the building of, and operate a manufacturing facility to make intravenous infusion pumps for neonatal care.  ARM  Financial hired him as a General Business Consultant to raise $100 million in assets in advance of their listing on the American  Stock Exchange.

Mr. Gallego was employed as a General Business Consultant by Computer Concepts and became a part of the Office  of the Chairman, assisting with financing, marketing and sales, personnel recruitment and internal workouts at the department level  when individual units were not performing to the Company standards.  He also developed smaller business units within the parent’s  structure, the most successful of which was SoftWorks, the purchase arranged for the Company in 1994 by Mr. Gallego using  Computer Concept stock and a modest amount of cash, then sold six years later in 2000 for nearly $200m to EMC.

Upon that sale in 2000, Mr. Gallego has received training in numerous technical areas with each company and has established extensive contacts with investor groups and individuals.  His clients have included NASDAQ and American  Stock Exchange listed companies, as well as privately held companies and ventures.

Messrs. Gallego, Astin, Darragh and Perry were appointed as directors via a stockholder consent effective as of June 6, 2007. Pursuant to Section RCW 23B.07.040 (b) of the Revised Code of Washington, a majority of the shareholders of Proton Laboratories, Inc. acting by a Shareholder Consent in Lieu of Annual Meeting appointed a new Board of Directors as follows: Ed Alexander, Don Gallego, Gregory Darragh, Jed A. Astin, Gary Taylor and Steven Perry. Mr. Miceal Ledwith has stepped down from the Board following good service. The majority shareholders also consented to the amendment of the articles of incorporation to increase the number of Board Members to nine. They have also consented to the appointment of Dr. Kochiki Hanoaka to the Board as soon as the amendment has been properly filed with the state of Washington.

The effective date of the consent is June 6, 2007. Majority shareholder consents were received as of July 27, 2007. The total number of shareholder votes in favor of the consent was 16,279,308. Proton's total outstanding number of shares on the effective date of the consent was 29,070,523.

COMMITTEES OF THE BOARD OF DIRECTORS

We do not have any nominating, or compensation committees of the Board, or committees performing similar functions.  Our full Board makes decisions related to compensation and nominations.

In December 2003, our Board adopted our Audit Committee Charter (the "Charter") which established our Audit Committee. The Board of Directors has selected Jed Astin, an independent Director, to be on the Audit Committee. Mr. Astin is not a financial expert. We have determined Mr. Astin's independence using the definition of independence set forth in SEC Rule 10A-3 and the American Stock Exchange rules that provide that "Independent director" means a person other than an executive officer or employee of the company.

We also use American Stock Exchange rules that provide as follows:

(a)            The Director must not have participated in the preparation of our financial statements or any current subsidiary at any time during the past three years; and

(b)            The Director is able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement.

We have not yet been able to recruit an independent director who is also a financial expert.

The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. The Audit Committee will meet privately with our Chief Accounting Officer and with our independent public accountants and evaluate the responses by the Chief Accounting Officer both to the facts presented and to the judgments made by our independent accountants. The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee's duties. The Purpose of the Audit Committee is to conduct continuing oversight of our financial affairs. The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to filing them with the Securities and Exchange Commission, or otherwise providing them to the public. The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct. A majority of the members of the Audit Committee will be independent directors. The Audit Committee is objective, and reviews and assesses the work of our independent accountants and our internal audit department. The Audit Committee will review and discuss the matters required by SAS 61 and our audited financial statements with our management and our independent auditors. The Audit Committee will receive the written disclosures and the letter from our independent accountants and the Audit Committee will discuss with the independent accountant the independent accountant's independence.

MEETINGS  OF  THE  BOARD  OF  DIRECTORS

     The Board of Directors held no meetings during the year ended December 31, 2006 and acted by consent on five occasions. There is no family relationship between or among any of our directors and executive officers.

SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish us with copies of all Section 16(a) forms they file.

CODE  OF  ETHICS

We have a Code of Ethics that applies to our principal executive officer and our principal financial officer. We undertake to provide to any person, without charge, upon request, a copy of our Code of Ethics. You may request a copy of our Code of Ethics by mailing your written request to us. Your written request must contain the phrase "Request for a Copy of the Code of Ethics of Proton Laboratories, Inc." Our address is: Proton Laboratories, Inc., 980 Atlantic Avenue, Suite 110, Alameda, CA 94501, voice: (510) 865-6412, fax: (510) 865-9385.

EXECUTIVE COMPENSATION

The  following  table sets forth certain information as to our highest paid officers  and  directors. No other compensation was paid to any such officers or directors  other  than  the  compensation  set  forth  below.

SUMMARY COMPENSATION TABLE

Name and Principal		Salary	Bonus	Stock Awards	Option Awards (5)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Edward
Alexander	2006(1)	68,400	-0-	-0-	-0-	-0-	-0-	-0-	68,400
CEO, CFO	2005(2)	62,400	-0-	-0-	-0-	-0-	-0-	-0-	62,400

Gary
Taylor	2006(1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	68,400
President	2005(2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	62,400

(1) Mr. Alexander's services were valued at $60,000 which was recorded asaccrued wages. Mr. Alexander also received $8,400 as cash compensation.

(2) Mr. Alexander's services were valued at $60,000, which was recorded asaccrued wages Mr. Alexander also received $2,400 as cash compensation.

OUTSTANDING  STOCK  OPTIONS

We have not granted any options to purchase common stock and we do not have any outstanding options to purchase common stock.

COMPENSATION  OF  DIRECTORS

Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors.

EMPLOYEE  STOCK  OPTION  PLANS

Our Board of Directors approved the Company's 2005 Employee Stock and Stock Option Plan and the Company's 2007 Employee Stock and Stock Option Plans.

NO  EMPLOYMENT  AGREEMENT

We do not have any employment agreements with any employees.

SECURITIES  AUTHORIZED  FOR  ISSUANCE  UNDER  EQUITY  COMPENSATION  PLANS

We currently have no shares available for issuance pursuant to any equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

SECURITIES  AUTHORIZED  FOR  ISSUANCE  UNDER  EQUITY  COMPENSATION  PLANS

We currently have no shares available for issuance pursuant to any equity compensation plan.

BENEFICIAL  OWNERSHIP

The following table sets forth certain information concerning the number of shares of common stock owned beneficially as of September 27,2007, by: (i) each person (including any group) known by us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and executive officers, and (iii) and our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown. As of January 22,  2008, we had 30,070,523 shares of common stock outstanding.

	Amount of Shares		Class of	Percentage
Name and Address	Beneficially Owned		Securities	of Class

Edward Alexander
980 Atlantic Ave. Suite 110
Alameda, CA 94501	8,224,000		Common Stock	27.0%

Gary Taylor
333 S.E. 2ND AVE.
Portland OR 97214	131,600		Common Stock	0.1%

Don Gallego
8726 South Sepulveda Boulevard Suite D-266
Los Angeles, CA 90045	-0-		Common Stock	0.0%

Steven Perry
8726 South Sepulveda Boulevard Suite D-266
Los Angeles, CA 90045	-0-		Common Stock	0.0%

Gregory Darragh
8726 South Sepulveda Boulevard Suite D-266
Los Angeles, CA 90045	1,410,750	(A)	Common Stock	4.8%

Jed Astin
8726 South Sepulveda Boulevard Suite D-266
Los Angeles, CA 90045	1,097,500		Common Stock	3.0%

Executive Officers and Directors
As A Group(6 Persons)	10,863,850		Common Stock	37.1%

Legacy Media, LLC
634 State Street
Santa Barbara, CA 93101	3,200,000	(B)	Common Stock	11.0%

Eric Suayde
8726 S SEPULVEDA BLVD D266
LOS ANGELES, CA 90045	1,750,000		Common Stock	5.9%

(A)  Includes  100,000  shares held in the name of Shannon Darragh. Ms. Darragh is the  wife  of  Mr.  Darragh.

(B) Does not include shares underlying a $250,000 convertible debenture (note) owned by Legacy Media LLC whereby Legacy may convert the debenture (note) at a conversion ratio equal to half of the price of our common stock based on the conversion date.  However, Legacy’s total beneficial ownership at any single time is limited to 4.99% of our outstanding shares pursuant to the debenture (note).  Example:  At January 22,  2008, we had outstanding 30,070,523 shares.  Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11% of our outstanding shares.  Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note).  In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture).   Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any future transactions and/or loans between us and our officers, directors and 5% shareholders unless the terms are: (a) no less favorable than could be obtained from independent third parties, and (b) will be approved by a majority of our independent and disinterested directors. In our view, all of the transactions described below meet this standard.\

During 2006, notes of total principal amount of $168,000 that were due to our former President and current director, Gary Taylor, and the principal and interest that was due on each of these notes have been paid in full.

Our CEO, Ed Alexander, held a series of notes from the Company during fiscal years 2005 and 2006 which at fiscal year end of 2006 had total outstanding principal due of $270,642 and total accrued interest due of $51,554. As of December 31, 2006, our CEO agreed to consolidate all of these outstanding notes and to extend the term of repayment to December 31, 2009. Interest will continue to accrue on these notes at an interest rate of 7% per annum.

We are a sub-licensee from Mr. Alexander who is a licensee of Miz Corporation for the license related to Super  Reduced Water (“SRW”).  We have further sub-licensed SRW to AquaThirst.  We do not pay any fees or royalties to Mr. Alexander.

We are a sub-licensee from Mr. Alexander who is a licensee of Miz Corporation for the license related to Super  Reduced Water (“SRW”).  We have further sub-licensed SRW to AquaThirst.  We do not pay any fees or royalties to Mr. Alexander.

Our director, Don Gallego, is an officers of Aquathirst, Inc. In February 2007, we entered into a strategic alliance with Aquathirst,Inc., a privately held company whose principals have substantial marketing, manufacturing and distribution experience with health care, dietary supplements, cosmetics, specialty and functional food and beverages, and over the counter drug products.  Our original agreement with Aquathirst has been revised pursuant to an oral agreement between us whereby we are no longer required to make fixed periodic payments to Aquathirst, but rather we would now pay only for actual marketing and manufacturing services rendered to us by Aquathirst of which there have been none to date.

In June 2007, Legacy Media, LLC was been granted 3.2 million shares of the Company's restricted common stock in connection with a new agreement to provide investor relations on behalf of the Company.  The new agreement replaces the prior agreement.  Pursuant to the new agreement, we will pay Legacy a fee of $120,000 payable as follows: $10,000 on or before the 21st day of each month after the initial 6 months of the agreement, and $60,000 due within 120 days of the execution of the new agreement.  Payments made after the 21st of any month shall constitute an increase in monthly payments for the remainder of agreement to twelve thousand five hundred ($12,500).

In June 2007, Legacy Media, LLC was issued a convertible debenture (note) by the Company in the amount of $250,000 repayable at 8% interest.  Legacy Media, LLC has the option to convert this debenture (note) into restricted voting common stock of the Company, at the lesser of (i) 50% of the lowest closing bid price during the fifteen (15) days of full trading, defined as standard market hours from 9:30 AM to 4:00 PM EST, partial trading days will not be counted for calculation purposes only ("Trading Days") prior to the Conversion Date or (ii) 100% of the average of the five lowest closing bid prices for the thirty (30) Trading Days immediately following the first reverse split in the stock price (no reverse stock split is contemplated). All of Legacy Media, LLC's shares may be registered in an SB-2 filing at its request.  However, Legacy’s total beneficial ownership at any single time is limited to 4.99% of our outstanding shares pursuant to the debenture (note).  Example:  At January 22, 2008, we had outstanding 30,070,523 shares.  Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11% of our outstanding shares.  Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note).  In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture).   Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.

On occasion, Messrs. Rod Alain and Ed Alexander provided loans to the company to cover an immediate expenditure that may have arisen. The subject amount for this discussion is $37,000 that was loaned to the company during the first two quarters of 2007 by and for the following reasons:

Mr. Alain is a stockholder.

LOAN AMOUNT	ORIGINATION	USE OF LOAN

$6,000	E. Alexander	Payment for office lease (Legacy Partners)
$11,000	E. Alexander	Payment for FDA-related consulting (R. Costa)
$20,000	R. Alain	Payment for CPA services (Hansen, Barnett & Maxwell)

Director Independence

We use SEC Rule 10A-3 in determining whether a director is independent in the capacity of director and in the capacity as a member of a board committee.  In determining Director independence, we have not relied on any exemptions from any rule’s definition of independence.

In addition to the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, we use the American Stock Exchange rules that provide that "Independent director" means a person other than an executive officer or employee of the company.

We also use American Stock Exchange rules that provide as follows:

(a)            The Director must not have participated in the preparation of our financial statements or any current subsidiary at any time during the past three years; and

(b)            The Director is able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement.

We have a total of six directors, four of whom three are independent directors.  Our independent directors are: Jed Astin, Don Gallego, Steven Perry and Gregory Darragh.

Our Audit Committee member is Jed Astin, an independent Director.  Mr. Astin is not a financial expert.  We have not yet been able to recruit an independent director who is also a financial expert.

We do not have a Compensation Committee.

We do not have a Nominating Committee.

DESCRIPTION OF SECURITIES

CAPITAL  STOCK

The following description of our capital stock is a summary of the material terms of our capital stock. Our authorized capital stock consists of 120,000,000 shares of which there are 100,000,000 shares of common stock having a par value of $0.0001 per share and 20,000,000 shares of preferred stock having a par value of $0.0001 per share. As of September 27, 2007, there were 29, 470,523 shares of common stock outstanding. and 8,000 shares of Series A Preferred Stock outstanding. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Our Articles of Incorporation do not permit cumulative voting for the election of directors, nor do stockholders have any preemptive rights, subscription or conversion rights to purchase shares in any future issuance of our common stock.

The holders of common stock have the sole right to vote, except as otherwise provided by law or by the Articles, including provisions governing any preferred stock. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The holders of more than 50% of such outstanding shares common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any other directors.

Subject to the rights, if any, of any outstanding shares of preferred stock, if any, the holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when, if and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters required by law to be submitted to a vote of stockholders.

In the event of liquidation, dissolution or winding up of our affairs, holders of common stock are entitled to receive, ratably, our net assets of available after payment of all creditors and any preferential liquidation rights, if any, of any preferred stock, if any, then outstanding.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

THE PENNY STOCK RULES

Our securities may be considered a penny stock. Penny stocks are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent disclosing recent price information on the limited market in  penny stocks. The "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The penny stock restrictions will not apply to our securities when our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

SELLING STOCKHOLDER

The following table sets forth the name of each Selling Stockholder, the number of shares of common stock offered by each Selling Stockholder, the number of shares of common stock to be owned by each Selling Stockholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by each Selling Stockholder if all shares are sold in this the offering. The shares of common stock being offered hereby are being registered to permit public secondary trading and the Selling stockholder may offer all, none or a portion of the shares for resale from time to time.

			Shares
			Owned
	Shares	Shares	After	Percentage of
	Owned	Offered	Offering	Class After
	Before	For	If All Shares	Offering If All
Name Of Selling Stockholder	Offering	Sale	Are Sold	Shares Are Sold
(1) (4)		(2)	(2)	(3)

Legacy Media, LLC	4,200,000	4,200,000	-0-	-0-%

(1)
To the best of our knowledge, no Selling Stockholder has a short position in our common stock. To the best of our knowledge, no Selling Stockholder that is a beneficial owner of any of these shares is a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder). Except as otherwise disclosed in this filing, no Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

(2)	Assumes no sales or purchases are transacted by the Selling Stockholder during the offering period other than in this offering.

(3)
Legacy’s cannot convert any of the debenture if such conversion were to cause Legacy to own more than 4.99% of our outstanding shares.  Example:  At January 22,  2008, we had outstanding 30,070,523 shares.  Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11% of our outstanding shares.  Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note).  Hypothetically, if Legacy were entitled to convert all of the debenture (note) on January 22, 2008, we would have had to have issued 6,250,000 shares to Legacy.  In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture).   Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.

(4)	Aaron Gravitz is the President of Legacy Media , LLC.

PLAN OF DISTRIBUTION

The  Selling Stockholder (of record ownership and of beneficial ownership) and  any of their pledgees, assignees, and successors-in-interest may, from time to  time, sell any or all of their shares of common stock on any stock exchange, market,  or  trading  facility  on  which  the  shares  are traded or in private transactions.  These  sales  may  be  at fixed or negotiated prices. There is no assurance that the Selling Stockholder will sell any or all of the common stock in  this  offering.  The  Selling  Stockholders  may  use any one or more of the following  methods  when  selling  shares:

-	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

-	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

-	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

-	An exchange distribution following the rules of the applicable exchange.

-	Privately negotiated transactions.

-	Short sales or sales of shares not previously owned by the seller.

-	An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share.

-	A combination of any such methods of sale.

-	Any other lawful method.

The Selling Stockholder may also engage in:

-	Short selling against the box, which is making a short sale when the seller already owns the shares.

-	Buying puts, which is a contract whereby the person buying the contract maysell shares at a specified price by a specified date.

-	Selling calls, which is a contract giving the person buying the contractthe right to buy shares at a specified price by a specified date.

-	Selling under Rule 144 under the Securities Act, if available, rather thanunder this prospectus.

-	Other transactions in our securities or in derivatives of our securitiesand the subsequent sale or delivery of shares by the stock holder.

-
Pledging shares to their brokers under the margin provisions of customeragreements. If a Selling Stockholder defaults on a margin loan, the brokermay, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholder may arrange for otherbrokers-dealers to participate in sales. Broker-dealers may receive commissionsor discounts from the Selling Stockholder in amounts to be negotiated. If anybroker-dealer acts as agent for the purchaser of shares, the broker-dealer mayreceive commission from the purchaser in amounts to be negotiated. We do notexpect these commissions and discounts to exceed what is customary in the typesof transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by a Selling Stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the Registration Statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholder and the broker-dealer.

The Selling Stockholder may be deemed to be an underwriter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL PROCEEDINGS

We are not a plaintiff or defendant in any litigation, nor is any litigation threatened against us.

INTEREST OF NAMED EXPERTS AND COUNSEL

Joel Seidner, Esq., Attorney At Law, 880 Tully Road #50, Houston, Texas 77079, tel. (281) 493-1311, has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for us by Mr. Seidner.  Mr. Seidner owns 270,000 shares of our common stock.

Our consolidated balance sheets as of December 31, 2006 and 2005, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Washington Business Corporation Act at Title 23 RCW provides that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Articles of Incorporation and By-Laws also state that we indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

PROTON LABORATORIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND
CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

PROTON LABORATORIES, INC.

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	REGISTERED WITH THE PUBLIC COMPANY
ACCOUNTING OVERSIGHT BOARD
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128	an independent member of
Phone: (801) 532-2200	BAKER TILLY
Fax: (801) 532-7944	INTERNATIONAL
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
Proton Laboratories, Inc. and subsidiaries

We have audited the consolidated balance sheets of Proton Laboratories, Inc. asof December 31, 2006 and 2005, and the related consolidated statements ofoperations, stockholders' deficit and cash flows for the years ended December31, 2006 and 2005. These consolidated financial statements are theresponsibility of the Company's management. Our responsibility is to express anopinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public CompanyAccounting Oversight Board (United States). Those standards require that we planand perform the audits to obtain reasonable assurance about whether thefinancial statements are free of material misstatement. An audit includesexamining, on a test basis, evidence supporting the amounts and disclosures inthe financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well asevaluating the overall financial statement presentation. We believe that ouraudits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above presentfairly, in all material respects, the consolidated financial position of ProtonLaboratories as of December 31, 2006 and 2005, and the results of theirconsolidated operations and their consolidated cash flows for the years endedDecember 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assumingthat the Company will continue as a going concern. As discussed in Note 2 to theconsolidated financial statements, the Company has an accumulated deficit, hassuffered reoccurring losses from operations and has negative working capital.These factors raise substantial doubt about the Company's ability to continue asa going concern. Management's plans in regards to these matters are alsodescribed in Note 2. The consolidated financial statements do not include anyadjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
April 13, 2007

PROTON LABORATORIES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS
CURRENT ASSETS
Cash	$9,768	$1,384
Accounts receivable, less allowance for doubtful accounts of $30,419 and $16,522, respectively	794	21,927
Inventory	143,865	32,861
TOTAL CURRENT ASSETS	154,427	56,172
PROPERTY AND EQUIPMENT
Furniture and fixtures	23,316	19,709
Equipment and machinery	238,776	161,833
Leasehold improvements	11,323	11,323
Accumulated depreciation	(69,550)	(45,820)
NET PROPERTY AND EQUIPMENT	203,865	147,045
DEPOSITS	6,131	6,131
TOTAL ASSETS	$364,423	$209,348
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$71,314	$168,378
Accrued expenses	266,079	252,769
Deferred revenue	52,506	52,506
Preferred dividends payable	16,000	9,600
Stockholder loans, current portion	-	444,642
TOTAL CURRENT LIABILITIES	405,899	927,895
STOCKHOLDER LOANS, NET OF CURRENT PORTION	270,642	40,000
TOTAL LIABILITIES	$676,541	$967,895
STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, 400,000 shares authorized with a par value of $0.0001; 8,000 shares issued and outstanding, respectively; liquidation preference of $80,000 and $0, respectively	80,000	80,000
Undesignated preferred stock, 19,600,000 shares authorized with a par value of $0.0001; no shares issued or outstanding	-	-
Common stock, 100,000,000 common shares authorized with a par value of $0.0001; 21,658,223 and 14,270,100 shares issued and outstanding, respectively	2,168	1,429
Additional paid in capital	4,045,371	1,856,601
Subscription receivable	(20,000)	-
Accumulated deficit	(4,419,657)	(2,696,577)
TOTAL STOCKHOLDERS' DEFICIT	(312,118)	(758,547)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$364,423	$209,348

The accompanying notes are an integral part of these consolidated financial  statements.

PROTON LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

SALES	$143,341	$328,200

COST OF GOODS SOLD	113,288	246,630

GROSS PROFIT	30,053	81,570

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (including equity-based expenses of $1,063,931 and $459,040, respectively)	1,702,134	954,834

LOSS FROM OPERATIONS	(1,672,081)	(873,264)

OTHER INCOME AND (EXPENSE)
Interest income	1,615	186
Interest expense	(46,214)	(108,596)
NET OTHER EXPENSE	(44,599)	(108,410)

NET LOSS	(1,716,680)	(981,674)

PREFERRED STOCK DIVIDEND	(6,400)	(6,400)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(1,723,080)	$(988,074)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.10)	$(0.07)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	17,813,461	13,720,209

The accompanying notes are an integral part of these consolidated financial  statements.

PROTON LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

					ADDITIONAL
	PREFERRED STOCK		COMMON STOCK		PAID IN	SUBSCRIPTION	ACCUMULATED
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	RECEIVABLE	DEFICIT	TOTAL

BALANCE - DECEMBER 31, 2004	8,000	$80,000	12,975,000	$1,299	$1,350,616	$-	$(1,708,503)	$(276,588)
Issuance of shares for interest expense	-	-	47,500	5	27,070	-	-	27,075
Issuance of directors shares	-	-	131,600	13	52,627	-	-	52,640
Issuance of shares for consulting services	-	-	1,016,000	102	406,298	-	-	406,400
Issuance of shares for cash	-	-	100,000	10	19,990	-	-	20,000
Dividends declared	-	-	-	-	-	-	(6,400)	(6,400)
Net loss for the period	-	-	-	-	-	-	(981,674)	(981,674)
BALANCE - DECEMBER 31, 2005	8,000	80,000	14,270,100	1,429	1,856,601	-	(2,696,577)	(758,547)
Issuance of shares for legal services	-	-	352,400	35	81,017	-	-	81,052
Issuance of shares for consulting services	-	-	1,410,000	141	1,023,264	-	-	1,023,405
Issuance of shares for cash	-	-	5,625,723	563	1,084,489	(20,000)	-	1,065,052
Dividends declared	-	-	-	-	-	-	(6,400)	(6,400)
Net loss for the period	-	-	-	-	-	-	(1,716,680)	(1,716,680)
BALANCE - DECEMBER 31, 2006	8,000	$80,000	21,658,223	$2,168	$4,045,371	$(20,000)	$(4,419,657)	$(312,118)

The accompanying notes are an integral part of these consolidated financial statements.

PROTON LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,716,680)	$(981,674)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	23,730	26,660
Common stock issued for services	1,063,931	459,040
Amortization of loan costs	-	27,075
Changes in operating assets and liabilities
Accounts receivable	21,133	(11,294)
Inventory	(111,004)	1,236
Deferred revenue	-	52,506
Accounts payable	(56,538)	33,598
Accrued expenses	13,310	142,207

NET CASH FROM OPERATING ACTIVITIES	(762,118)	(250,646)

CASH FLOWS FROM INVESTING ACTIVITIES
Refund of deposit	-	5,000
Cash paid for deposit	-	(6,131)
Purchases of property and equipment	(80,550)	(3,893)

NET CASH FROM INVESTING ACTIVITIES	(80,550)	(5,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,065,052	20,000
Proceeds from stockholder loans	73,852	222,642
Payment on stockholder loans	(287,852)	-
NET CASH FROM FINANCING ACTIVITIES	851,052	242,642

NET INCREASE (DECREASE) IN CASH	8,384	(13,028)

CASH AT BEGINNING OF PERIOD	1,384	14,412

CASH AT END OF PERIOD	$9,768	$1,384

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
Cash paid for interest	$46,214	$108,596
No taxes were paid

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Issuance of common stock for prior period legal services	$40,526	$27,075
Accrual of preferred stock dividends	$6,400	$6,400

The accompanying notes are an integral part of these consolidated financial statements.

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATIONS

ORGANIZATION-  Proton  Laboratories,  LLC. (Proton) was incorporated on February 16,  2000  in the State of California. Proton did not begin its operations until January  1, 2001.  On January 1, 2001, Proton's sole owner contributed inventory and  property  and  equipment  to  the  Company.

BentleyCapitalCorp.com  Inc.  (Bentley)  was  incorporated  in  the  State  of Washington,  U.S.A.on March 14, 2000. On November 15, 2002, Proton entered into an  Agreement and Plan of Reorganization with Bentley whereby Proton merged with and  into VWO I Inc. (VWO), a wholly owned subsidiary of Bentley (the "Merger"). In  April  2004  the  subsidiary  changed  its  name  to  Water  Science,  Inc.

For financial statement purposes Proton is considered the parent corporation and originally elected to maintain BentleyCapitalCorp.com, Inc as its business name. In  December  2003  the  Company's  board  elected  to change its name to Proton Laboratories,  Inc.,  and  hereafter  collectively referred to as the "Company".

CONSOLIDATION  POLICY  -  The  accompanying  consolidated  financial  statements reflect the financial position of and operations for Proton and its subsidiaries as  of  and  for  the  years  ended  December 31, 2006 and 2005. All significant intercompany  transactions  have  been  eliminated  in  consolidation.

NATURE  OF  OPERATIONS  -  The  Company's  operations  are  located  in Alameda, California.  The  core  business  of  the  Company  consists  of  the  design, manufacturing,  marketing,  sales  and  integration of the Company's industrial, environmental  and  residential  systems throughout the United States of America which  alter  the properties of water to produce functional water.  During 2006, the  company switched from an exclusive importer and master distributor of these products  to becoming a design, engineering, manufacturing, marketing and seller of  these  products  to  companies in which uses for the product range from food processing  to  retail  water  sales.  Additionally,  the  Company  formulates intellectual  properties under licensing agreements and supplies consumer products.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE  OF  ESTIMATES  - The preparation of financial statements in conformity with accounting  principles  generally  accepted  in  the  United  States  of America requires  management  to make estimates and assumptions that affect the reported amounts  of  assets  and  liabilities,  disclosure  of  contingent  assets  and liabilities  and  the  reported  amounts  of  revenues  and  expenses during the reporting  period.  Actual  results  could  differ  from  those  estimates.

FINANCIAL  INSTRUMENTS  -The  Company is subject to concentration of credit risk with  respect  to  sales  primarily  in the functional water industry.  Accounts receivable  are  generally unsecured. The Company normally obtains payments from customers prior to delivery of the related products. Otherwise, the Company does not  require  collateral  for  accounts  receivable.

The  carrying value of the stockholder loans approximates fair value based on it bearing  interest  at  a  rate  which  approximates  market  rates.

BUSINESS CONDITION - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred net losses of $1,716,680 and $981,674 for the years ended December 31, 2006 and 2005, respectively. The Company had a working capital deficit of $251,472 and $871,723 at December 31, 2006 and 2005, respectively.  Loans from the Company's shareholders have been required to fund operations. These conditions raise a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset  amounts or amounts and classification  of  liabilities that might be necessary should the Company be unable to continue in existence.

The Company is, and has been, working towards raising public funds to expand its marketing  and  revenues.  During the fourth quarter of 2006, the Company has spent considerable time in advancing discussions with U.S. product manufacturing and U.S. marketing and sales groups for manufacturing and distribution into domestic and overseas markets.  The Company has also spent considerable time and financial resources in the development of its proprietary brand and electrolysis systems utilizing Japanese engineering and assembly.

On February 20, 2007, the Board of Directors of Proton Laboratories, Inc. (the "Company") ratified an exclusive Marketing, Distribution and Sales Agreement("Marketing  Agreement") and a Manufacturing and Packaging Agreement("Manufacturing Agreement"), each made with Aqua Thirst, Inc.  Through the enactment of these agreements, the Company has been able to acquire what it views as key components necessary to strengthen its infrastructure for the manufacturing, marketing and sales of its products and applications.  However, these agreements come with significant commitments as outlined in Note 6.  The original agreement with Aquathirst has been revised pursuant to an oral agreement whereby the company is no longer required to make fixed periodic payments to Aquathirst, but rather pay only for actual marketing and manufacturing services rendered by Aquathirst.  Additionally, it has been agreed to for AquaThirst to only provide marketing and manufacturing services where such services are required by Proton Laboratories.

The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing  as may be required, and ultimately to attain  profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.  If sufficient cash flows are not generated from operations or additional financing is not obtained, the Company may have to implement cost reduction strategies. These strategies may include the discontinuance of the development and marketing of our products or the ultimate discontinuance of our business.  The Company estimates that the current cash reserves will be sufficient to fund operations until March 31, 2008.

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid instrumentspurchased with a maturity of less than three months to be cash equivalents.

ACCOUNTS RECEIVABLE - Accounts receivable are recorded at the invoiced amountand do not bear interest. The allowance for doubtful accounts is the Company'sbest estimate of the amount of probable credit losses in the Company's existingaccounts receivable. The Company determines the allowance based on historicalwrite-off experience. Past due balances over 90 days and a specified amount arereviewed individually for collectibility. Account balances are charged offagainst the allowance after all means of collection have been exhausted and thepotential for recovery is considered remote. The Company does not have anyoff-balance sheet credit exposure related to its customers.

INVENTORY - Inventory consists of purchased finished goods and is stated at thelower of cost (using the first-in, first-out method) or market value.

PROPERTY AND EQUIPMENT - Equipment, and furniture and fixtures are stated atcost. Depreciation is computed using the straight-line method over the estimateduseful lives of the assets. Estimated useful lives range from 3 to 7 years.Depreciation expense for the years ended December 31, 2006 and 2005, was $23,730and $26,660, respectively. Expenditures for maintenance, repairs, and renewalsare charged to expense as incurred. Expenditures for major renewals andbetterments that extend the useful lives of existing equipment are capitalizedand depreciated. On retirement or disposition of property and equipment, thecost and accumulated depreciation are removed and any resulting gain or loss isrecognized in the statement of operations.

Long-lived assets are reviewed for impairment yearly. Recoverability of assetsto be held and used is measured by comparison of the carrying amount of an assetto future net cash flows expected to be generated by the asset. If such assetsare considered to be impaired, the impairment to be recognized is measured bythe amount that the carrying amount of the assets exceeds the fair value of theassets. Assets to be disposed of are reported at the lower of the carryingamount or fair value less costs to sell. Based on the evaluation, no impairmentwas considered necessary during the years ended December 31, 2006 or 2005.

INCOME TAXES - The Company recognizes an asset or liability for the deferred taxconsequences of all temporary differences between the tax basis of assets orliabilities and their reported amounts in the financial statements. That will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered. These deferred tax assets and or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances and adjustments are provided as necessary.

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

ADVERTISING - The Company follows the policy of charging the cost of advertisingto expense as incurred. Advertising expense for the year ended December 31,2006 and 2005 was $8,137 and $2,055, respectively.

CONCENTRATIONS OF RISK - Sales to major customers are defined as sales to anyone customer which exceeded 10% of total sales. The risk of loss of a majorcustomer subjects the Company to the possibility of decreased sales. Purchasesfrom major vendors are defined as inventory purchases from any one vendor whichexceeded 10% of total inventory purchases. The risk of loss of a major vendorsubjects the Company to the possibility of increased costs and not being able tofulfill customer orders. See Note 7.

Research and Development Expenditures - Research and development expenses are expensed as incurred. Research and development expenses principally comprise product design and testing. For the years ended December 31, 2006 and 2005, research and development costs were $ $152,316 and $-0-, respectively.

STOCK BASED COMPENSATION - The Company accounts for common stock issued in exchange for the receipt of goods or services from other than employees in accordance with Emerging Issues Task Force (“EITF”) in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services. As of December 31, 2006, there were no common shares outstanding that were restricted or require future performance commitments.
REVENUE RECOGNITION - The Company recognizes revenue when all four of thefollowing criteria are met: (i) persuasive evidence that arrangement exists;(ii) delivery of the products and/or services has occurred; (iii) the sellingprice is both fixed and determinable and; (iv) collectibility is reasonablyprobable. The Company's revenues are derived from sales of their industrial,environmental and residential systems which alter the properties of water toproduce functional water.

BASIC AND DILUTED LOSS PER COMMON SHARE - Basic loss per common share iscalculated by dividing net loss by the weighted-average number of common sharesoutstanding. Diluted loss per common share is calculated by dividing net lossby the weighted-average number of Series A convertible preferred shares andcommon shares outstanding to give effect to potentially issuable common sharesexcept during loss periods when those potentially issuable shares areanti-dilutive. 2,008,000 potential common shares from convertible preferredstock have not been included as they are anti-dilutive.

NEW ACCOUNTING STANDARDS - In July 2006, the FASB issued Interpretation No. 48,"Accounting for Uncertainty in Income Taxes" (FIN 48), which attempts to set outa consistent framework for preparers to use to determine the appropriate levelof tax reserves to maintain for uncertain tax positions. This interpretation ofFASB Statement No. 109 uses a two-step approach wherein a tax benefit isrecognized if a position is more-likely-than-not to be sustained. The amount ofthe benefit is then measured to be the highest tax benefit which is greater thanfifty percent likely to be realized. FIN 48 also sets out disclosurerequirements to enhance transparency of an entity's tax reserves. The Companywill be required to adopt this Interpretation as of January 1, 2007. TheCompany is still evaluating the impact of the adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting StandardsNo. 157, "Fair Value Measurements" (SFAS 157), which defines fair value,establishes a framework for measuring fair value in generally acceptedaccounting principles and requires additional disclosures about fair valuemeasurements. SFAS 157 aims to improve the consistency and comparability offair value measurements by creating a single definition of fair value. TheStatement emphasizes that fair value is not entity-specific, but instead is amarket-based measurement of an asset or liability. SFAS 157 upholds therequirements of previously issued pronouncements concerning fair valuemeasurements and expands the required disclosures. This Statement is effectivefor financial statements issued for fiscal years beginning after November 15,2007, however earlier application is permitted provided the reporting entity hasnot yet issued financial statements for that fiscal year. The Company does notbelieve that the adoption of SFAS 157 will have a material effect on itsconsolidated financial statements.

In September 2006, the Securities and Exchange Commission issued StaffAccounting Bulletin No. 108 (SAB 108). SAB 108 was issued to provideinterpretive guidance on how the effects of the carryover reversal of prior year misstatements should be considered in quantifying acurrent year misstatement. The provisions of SAB 108 are effective for theCompany for its December 31, 2006 year-end. The adoption of SAB 108 had noimpact on the Company's consolidated financial statements.

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE  3  -  RELATED  PARTY  TRANSACTIONS

Stockholder  loans  as of December 31, 2006 and 2005 consisted of the following:

	2006	2005

Note payable to President; settled during the year ended December 31, 2006	$-	$168,500

Note payable to CEO and majority shareholder; principal and interest due December 2009; interest is accrued at 7% per annum; unsecured.	270,642	276,142

Note payable to shareholder; settled during the year end 12-31-06	-	40,000

TOTAL STOCKHOLDER LOAN	270,642	484,642

Less: Current Portion	-	444,642

TOTAL STOCKHOLDER LOAN - LONG TERM	$270,642	$40,000

The  following  table shows the schedule of principal payments under shareholder loans  as  of  December  31,  2006:

YEAR ENDING DECEMBER 31,	PAYMENTS

2007	$-
2008	-
2009	270,642
$270,642

The note payable to the president was issued in March 2005 in the amount of$164,000 and was originally due in May 2005. During 2005, the due date wasextended to May 2006. The original terms of the loan provided for an interestpayment of $28,500 or 106% per annum. The interest rate for the extension periodis 30% on the original principal balance. In October 2005, the Company obtainedan additional $4,500 from the same lender under the same terms. In addition,the Company issued the lender 47,500 shares of common stock, which was recordedas a $27,075 loan cost and was amortized over the original term of the note.During 2006, the note payable and accrued interest were paid to the President infull.

At December 31, 2006 and 2005, the accrued interest relating to stockholderloans was $51,554 and $97,575, respectively.

During the years ended December 31, 2006 and 2005, the Company accrued $60,000as salaries payable to the Company's CEO, resulting in $195,091 and $135,091 ofsalaries payable at December 31, 2006 and 2005, respectively.

NOTE 4 - INCOME TAXES

There was no provision for or benefit from income tax for any period. Thecomponents of the net deferred tax asset at December 31, 2006 and 2005 are asfollows:

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

	2006	2005

Net operating loss carryforward	$1,289,066	$654,778
Bad debt reserve	11,748	6,381
Accrued salaries	75,344	52,172
Less: valuation allowance	(1,376,158)	(713,331)

NET DEFERRED TAX ASSET	$-	$-

For tax reporting purposes, the Company has net operating loss carry forwards in the  amount  of  $3,374,643  which  will  begin  expiring  in  2022.

The following is a reconciliation of the amount of tax benefit that would result from  applying  the  federal statutory rate to pretax loss with the benefit from income  taxes  for  the  years  ended  December  31,  2006  and  2005:

	2006	2005

Benefit as statutory rate (34%)	$(583,671)	$(231,769)
Non-deductible expenses	155	1,436
Change in valuation allowance	662,827	261,826
State tax benefit, net of federal tax effect	(79,311)	(31,493)
NET BENEFIT FROM INCOME TAXES	$-	$-

NOTE  5  -  PREFERRED  STOCK

On December 31, 2006 and 2005 the company had 400,000 shares of preferred stockdesignated as Series A convertible preferred stock. The holders of Series Aconvertible preferred stock are entitled to a cumulative dividend of 8% per yearin cash payable in arrears. The holders of Series A convertible preferred stockmay convert any or all of their shares plus all accrued dividends on thepreferred stock into common stock at any time. Each share of preferred stockmay be converted into 5 shares of common stock. The holder will receive oneshare of common stock for $2 of accrued dividends.

Upon the liquidation, dissolution or winding up of the Company, holders ofSeries A convertible preferred stock, are entitled to receive, out of legallyavailable assets, a liquidation preference of $10 per share, plus an amountequal to any unpaid dividends through the payment date, before any payment ordistribution is made to holders of common stock. The holders of Series Aconvertible preferred stock are not entitled to vote.

At December 31, 2006 and 2005, dividends payable was $16,000 and $9,600, respectively.

NOTE 6 - COMMON STOCK

During May through September 2006, the Company issued 5,625,723 shares of commonstock for cash proceeds of $1,065,052 and a stock subscription of $20,000 atprices ranging from $0.11 to $0.34 per share. The proceeds received are net$41,025 of offering costs paid and include 666,250 shares issued to finders asoffering costs.

In July and August 2006 the Company issued 1,410,000 shares of common stock formarketing and sales expense through December 31, 2006. The value of the shareswas $1,023,405 based on market prices ranging from $0.62 to $0.74 per sharewhich was the market price of the Company's common stock on the dates ofissuance.

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

In March 2006 the Company issued 352,400 shares of common stock for payment oflegal fees. The value of the shares issued was $81,052, based on a market priceon date of issuance of $0.23. $40,526 of this amount is related to servicesrendered during the year ended December 31, 2005.
During the year ended December 31, 2005, the Company issued 131,600 shares ofits common stock to a director for compensation of services. The shares werevalued at $52,640, based on the market price on date of issuance of $0.40.

In August 2005, the Company sold 100,000 shares of restricted common stock at asale price of $0.20 per share for total consideration of $20,000 in cash.

In June 2005, the Company issued 1,016,000 of its common stock to consultantsfor services. The shares were valued at $406,400 based on the market value ofthe Company's stock on the date of issuance.

NOTE 7 - COMMITMENTS

PRODUCTION AGREEMENT - In June 2005, the Company entered into an agreement withMitachi, a Japanese electronics component manufacturer, to aid in the productionof enhanced drinking water generators. Pursuant to this agreement, Mitachiagreed to pay the Company 25,000,000 Yen for engineering design, molding,tooling and preparation costs, and the exclusive product distribution rights forChina, Taiwan, and Japan. As of December 31, 2005, Mitachi had paid 6,000,000Yen, or $52,506, for the above mentioned distribution rights. Since the projectis not yet completed and no units have been sold, this amount is classified asdeferred revenue.

In August 2006, the Company entered into an agreement with Innovative Design andTechnology to design, engineer and assemble five separate systems under theCompany's proprietary designs and label. As of December 31, 2006 the companyhad incurred and expensed $176,466 of product development costs under thisagreement.

EQUITY LINE - In November 2005, the Company entered into an equity line agreement with a private investor (the "Equity Line Investor"). Under the equity line, the Company had the right to draw up to $10,000,000 from the Equity Line Investor. The Company was entitled to draw funds and to "put" to the Equity Line Investor shares of the Company's common stock in lieu of repayment of the draw. The dollar amount which we intend to sell to the Equity Line Investor which will be, at our choice, either: (A) 200% of the average daily volume (U.S. market only) of our common stock for the 20 trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date, or, (B) $100,000. The purchase price for the common stock identified in the put notice will be equal to 95% of the lowest closing bid price of the common stock during the pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is five (5) trading days after the put notice date. The Equity Line Investor is required to purchase from us during the related pricing period that number of shares having an aggregate purchase price equal to the put amount set forth in the put notice.

For the years ended December 31, 2005 and 2006, the Company had not drawn funds under the equity line. The Company has paid the Equity Line Investor $10,000 as a documentation fee for the equity line, which is to be netted against funds drawn. No funds have been drawn and the Company's intends not to draw on the equity line, this documentation fee was expensed during the year ended December 31, 2005.

OPERATING LEASES - The Company currently leases office and storage space from athird party. On July 1, 2005, the Company entered into a lease agreement to paymonthly lease payments of $6,131 until June 30, 2006 and $6,335 from July 1,2006 through June 30, 2007.

As of December 31, 2006 the company had six remaining months of future leasepayments under operating lease obligations totaling $38,010.

Rent expense for the years ended December 31, 2006 and 2005 was $87,153 and$45,649, respectively.

MAJOR CUSTOMER - During the year ended December 31, 2006, sales to fivecustomers accounted for 45% of total sales. As of December 31, 2006, $11,370 was due from these customers. During the year ended December 31, 2005, sales tothree customers accounted for 39% of total sales. As of December 31, 2005,$4,573 was due from these customers.

PROTON LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS

MAJOR VENDOR - During the year ended December 31, 2006, purchases from fourvendors accounted for 95% of total inventory purchases. As of December 31,2006, amounts due to these vendors accounted for 0% of accounts payable. Duringthe year ended December 31, 2005, purchases from four vendors accounted for 96%of total inventory purchases. As of December 31, 2005, amounts due to thesevendors accounted for 35% of accounts payable.

NOTE 8 - SUBSEQUENT EVENTS

During January through March 31, 2007 the Company issued 5,412,300 shares ofrestricted common stock for various services and agreements. The value of theshares was $1,930,674 based on market prices ranging from $0.30 to $0.38 pershare which was the market price of the Company's common stock on the dates ofissuance.

MARKETING AND MANUFACTURING AGREEMENT - On February 20, 2007, the Board of Directors of Proton Laboratories, Inc. (the "Company") ratified an exclusive Marketing, Distribution and Sales Agreement("Marketing Agreement") and a Manufacturing and Packaging Agreement("Manufacturing Agreement"), each made with Aqua Thirst, Inc. Under the agreements, Aqua Thirst, Inc. will receive $10,000 per month, plus a commission of 7% to 15%, to be determined between the parties on a per product and market condition basis. Such commissions may be paid in cash, or in shares of common stock, carrying piggy-back registration rights, priced at a 25% discount to the prevailing market rate averaged over thirty days prior to sale of the Company’s products, at the discretion of Aqua Thirst, Inc. In addition, Aqua Thirst, Inc. will charge the Company a commission/override of 30% on the actual cost of the manufacturing and packaging for each product. The commission/override may be paid in cash or in shares of common stock of the Company, carrying piggy-back registration rights, priced at a 25% discount to the prevailing market rate averaged over thirty days prior to manufacturing and packaging of the Company’s products. Each agreement shall continue for ten years, renewable for two ten-year terms, unless earlier termination by the parties. Our original agreement with Aquathirst has been revised pursuant to an oral agreement between us whereby we are no longer required to make fixed periodic payments to Aquathirst, but rather we would now pay only for actual marketing and manufacturing services rendered to us by Aquathirst of which there have been none to date. Additionally, it has been agreed to for AquaThirst to only provide marketing and manufacturing services where such services are required by Proton Laboratories.

On June 28, 2007, the Company entered into a consulting agreement with Legacy Media, LLC. In connection with the agreement, Legacy Media, LLC has been granted 3.2 million shares of the Company's restricted common stock to provide investor relations services. The Company valued the shares based on the closing market price of the Company’s common stock on the date of issuance. Upon issuance Legacy Media, LLC did not have any additional performance obligations. Of Legacy’s 3 2. million shares, 2.6 million shares were issued in July 2007 that were valued at $391,000, and 600,000 shares were issued in January 2008 that were valued at $36,000.

Legacy Media, LLC has also been issued a convertible debenture (note) by the Company in the amount of $250,000 repayable at 8% interest. If payment is not received by the due date Legacy Media, LLC has the option to convert this note (debenture) into voting common stock of the Company, at the lesser of (i) 50% of the lowest closing bid price during 15 days prior to conversion or (ii) 100% of the average of the five lowest closing bid prices for 30 Trading Days immediately following any reverse split in the stock price (no reverse stock split is contemplated at this time). All of Legacy Media, LLC's shares may be registered in an SB-2 filing at its request. However, Legacy’s total beneficial ownership at any single time is limited to 4.99% of our outstanding shares pursuant to the debenture (note). Example: At January 22, 2008, we had outstanding 30,070,523 shares. Legacy is the current record (and beneficial) owner of 3,200,000 shares, which is 11% of our outstanding shares. Therefore, at this time, Legacy is not permitted to convert any portion of the debenture (note). In January 2008, Legacy waived until April 30, 2008, its right to convert the note (debenture (note)). Legacy’s beneficial ownership of shares underlying the debenture (note) will therefore occur no earlier than March 1, 2008.

PROTON LABORATORIES, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006
ASSETS	(UNAUDITED)

CURRENT ASSETS
Cash	$8,461	$9,768
Accounts receivable, less allowance for doubtful accounts of 24,586 and $30,419, respectively	2,403	794
Inventory	113,652	143,865
TOTAL CURRENT ASSETS	124,516	154,427
PROPERTY AND EQUIPMENT
Furniture and fixtures	23,316	23,316
Equipment and machinery	241,680	238,776
Leasehold improvements	15,823	11,323
Accumulated depreciation	(99,270)	(69,550)
NET PROPERTY AND EQUIPMENT	181,549	203,865
DEPOSITS	6,131	6,131
TOTAL ASSETS	$312,196	$364,423

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$126,789	$71,314
Accrued expenses	331,801	266,079
Deferred revenue	52,506	52,506
Preferred dividends payable	20,800	16,000
Convertible debenture, net discount of $141,507	108,493	-
Fair value of derivative liabilities	361,148	-
TOTAL CURRENT LIABILITIES	1,001,537	405,899
STOCKHOLDER LOANS	307,642	270,642
TOTAL LIABILITIES	1,309,179	676,541
STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, 400,000 shares authorized with a par value of $0.0001; 8,000 shares issued and outstanding; liquidation preference of $80,000 and $0, respectively	80,000	80,000
Undesignated preferred stock, 19,600,000 shares authorized with a par value of $0.0001; no shares issued or outstanding	-	-
Common stock, 100,000,000 common shares authorized with a par value of $0.0001; 29,270,523 and 21,658,223 shares issued and outstanding, respectively	2,929	2,168
Additional paid in capital	5,892,162	4,045,371
Stock subscription receivable	(20,000)	(20,000)
Accumulated deficit	(6,952,074)	(4,419,657)
TOTAL STOCKHOLDERS' DEFICIT	(996,983)	(312,118)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$312,196	$364,423

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROTON LABORATORIES, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

SALES	$40,241	$10,433	$119,280	$94,994

COST OF GOODS SOLD	36,007	10,900	84,262	81,379

GROSS PROFIT	4,234	(467)	35,018	13,615
OPERATING EXPENSES
Selling, general and administrative expenses (including equity-based expenses of $377,001, $0, $377,001 and $40,526, respectively	601,502	724,615	852,741	976,656
Product development costs (including equity-based expenses of $0, $0, $1,470,551 and $0, respectively)	-	-	1,470,551	-

LOSS FROM OPERATIONS	(597,268)	(725,082)	(2,288,274)	(963,041)

OTHER INCOME AND (EXPENSE)
Interest income	200	963	312	1,163
Interest expense	(117,741)	(13,366)	(128,507)	(46,147)
Change in fair value of derivative liabilities	(111,148)	-	(111,148)	-
NET OTHER EXPENSE	(228,689)	(12,403)	(239,343)	(44,984)

NET LOSS	(825,957)	(737,485)	(2,527,617)	(1,008,025)

PREFERRED STOCK DIVIDEND	(1,600)	(1,600)	(4,800)	(4,800)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(827,557)	$(739,085)	$(2,532,417)	$(1,012,825)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.04)	$(0.10)	$(0.06)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	27,510,740	19,983,251	25,595,631	16,631,410

The accompanying notes are an integral part of these condensed consolidated   financial statements.

PROTON LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2007	2006
	(UNAUDITED)	(UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,527,617)	$(1,008,025)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	29,720	23,355
Bad debt expense	(5,833)	-
Common stock issued for services	1,847,552	674,238
Change in fair value of derivative liabilities	111,148	-
Accretion of debt discounts	108,493	-
Changes in operating assets and liabilities
Accounts receivable	4,224	7,171
Inventory	30,213	(344,409)
Accounts payable	55,475	(54,427)
Accrued expenses	155,722	53,337

NET CASH FROM OPERATING ACTIVITIES	(190,903)	(648,760)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,404)	(752)

NET CASH FROM INVESTING ACTIVITIES	(7,404)	(752)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net	-	891,019
Proceeds from stockholder loans	37,000	73,852
Proceeds from convertible debentures	160,000	-
Payment on note payable	-	(267,852)

NET CASH FROM FINANCING ACTIVITIES	197,000	697,019

NET INCREASE (DECREASE) IN CASH	(1,307)	47,507

CASH AT BEGINNING OF PERIOD	9,768	1,384

CASH AT END OF PERIOD	$8,461	$48,891

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrual of preferred stock dividends	$4,800	$4,800
Stock issued for accrued legal services	$-	$40,526
Stock issued for future services	$-	$389,693
Stock issued under subscription agreement	$-	$36,533
Payment for services with convertible debenture	$90,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROTON LABORATORIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE  1  -  BASIS  OF  PRESENTATION  AND  NATURE  OF  OPERATIONS

BASIS OF PRESENTATION - The condensed consolidated financial statements includethe accounts of Proton Laboratories, Inc., and its wholly owned subsidiary("Proton" or the "Company"). All significant inter-company transactions andbalances have been eliminated in consolidation.

In April 2004, the Company changed its name from BentleyCapitalCorp.com, Inc. toProton Laboratories, Inc. The Company's subsidiary also changed its name fromProton Laboratories, Inc. to Water Science, Inc.

CONDENSED FINANCIAL STATEMENTS - The accompanying unaudited condensedconsolidated financial statements are condensed and, therefore, do not includeall disclosures normally required by accounting principles generally accepted inthe United States of America. These statements should be read in conjunctionwith the Company's annual financial statements included in the Company'sDecember 31, 2006 Annual Report on Form 10-KSB. In particular, the Company'ssignificant accounting principles were presented as Note 1 to the consolidatedfinancial statements in that report. In the opinion of management, alladjustments necessary for a fair presentation have been included in theaccompanying condensed consolidated financial statements and consist of onlynormal recurring adjustments. The results of operations presented in theaccompanying condensed consolidated financial statements for the nine monthsended September 30, 2007 are not necessarily indicative of the results that maybe expected for the full year ending December 31, 2007.

NATURE OF OPERATIONS - The Company's operations are located in Alameda,California. The core business of the Company consists of the sales andmarketing of the Company's industrial, environmental and residential systemsthroughout the United States of America which alter the properties of water toproduce functional water. The Company acts as an exclusive importer and masterdistributor of these products to various companies. Additionally, the Companyformulates intellectual properties under licensing agreements and supplies consumerproducts.

USE OF ESTIMATES - The preparation of financial statements in conformity withaccounting principles generally accepted in the United States of Americarequires management to make estimates and assumptions that affect the reportedamounts of assets and liabilities, disclosure of contingent assets andliabilities and the reported amounts of revenues and expenses during thereporting period. Actual results could differ from those estimates.

BASIC AND DILUTED LOSS PER COMMON SHARE - Basic loss per common share iscalculated by dividing net loss by the weighted-average number of common sharesoutstanding. Diluted loss per common share is calculated by dividing net lossby the weighted-average number of Series A convertible preferred shares, 8%convertible debenture and common shares outstanding to give effect topotentially issuable common shares except during loss periods when thosepotentially issuable shares are anti-dilutive. Potential common shares fromconvertible preferred stock and the 8% convertible debenture have not beenincluded as they are anti-dilutive.

CONVERTIBLE DEBENTURES - The Company accounts for conversion options embedded inconvertible debentures in accordance with SFAS No. 133 "Accounting forDerivative Instruments and Hedging Activities" ("SFAS 133") and Emerging IssuesTask Force ("EITF") 00-19, "Accounting for Derivative Financial InstrumentsIndexed to, and potentially settled in, a Company's Own Stock" ("EITF 00-19").SFAS 133 generally requires companies to bifurcate conversion options embeddedin convertible notes from their host instruments and to account for them as freestanding derivative financial instruments in accordance with EITF 00-19. 133 provides for an exception to this rule when convertible notes, as hostinstruments, are deemed to be conventional as that term is described in theimplementation guidance under Appendix A to SFAS 133 and further clarified inEITF 05-2 "The Meaning of "Conventional Convertible Debt Instrument" in IssueNo. 00-19.

PROTON LABORATORIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 - BUSINESS CONDITION

The accompanying consolidated financial statements have been prepared a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.

TheCompany has incurred losses applicable to common shareholders of $2,532,417 forthe nine months ended September 30, 2007. For September 30, 2007 and December31, 2006 the Company had working capital deficits of $887,021 and $251,472,respectively. The Company has relied upon borrowings from related parties,proceeds from convertible debentures and capital raised through the sales ofcommon stock to fund operations. These items raise substantially doubt about the Company’s ability to continue as a going concern.

The Company anticipates its current cash reserves including the funds received from the Convertible Debentures in July and August 2007, plus its expected generation of cash from existing operations, anticipated capital expenditures and working capital will be sufficient to fund its anticipated operations through March 31, 2008. The Company is currently attempting to raise additional capital to fund operations, continue the development of new products and for marketing purposes.
Consequently, the Company will need to raise additional debt and/or equity capital in order to finance its business plan and working capital needs. There is no assurance that the proceeds from future financings will be sufficient to obtain profitable operations. Such financing(s), if available may increase the risk of the Company not being able to service its debt obligations, and/or cause dilution to existing equity holders. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that might result from the outcome of this uncertainty.
NOTE 3 - CONVERTIBLE DEBTURE

On June 29, 2007, the Company entered into a financing arrangement with LegacyMedia, LLC ("Legacy") that provided for the issuance of a $250,000, 8.0% convertibledebenture, due December 29, 2007. On July 6 and August 6, 2007, proceeds were received from Legacy in two installments of $125,000 each, net of $90,000 held as payment for services byLegacy. These funds have been used for operations. Upon issuance, the convertible debenture is convertible into shares of the Company's common stock, at the lesser of (i) 50% of the lowest closing bid price during the fifteen (15) days of full trading prior to the conversion date or (ii) 100% of the average of the five lowest closing bid prices for the thirty (30) tradingdays immediately following the first reverse split in the stock price (no reverse stock split is contemplated at this time). Legacy also received an additional 3,200,000 shares for services rendered. On October 4, 2007, the Company filed a registration statement for a portion of Legacy's shares.

PROTON LABORATORIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In connection with the issuance of the convertible debenture, the Companyevaluated the terms and features and determined that under EITF 05-2 "TheMeaning of Conventional Convertible Debt Instrument in Issue No. 00-19" theconvertible debt was deemed non-conventional due to the variable number ofcommon shares the convertible debenture was convertible into. Accordingly, theconversion feature embedded within the convertible debentures did not meet theestablished criteria for equity classification under Emerging Issues Task ForceEITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, andPotentially Settled in, a Company's Own Stock".

Upon issuances, the Company valued the embedded conversion feature liability ofthe convertible debenture at $166,390 and $149,780 using the Black-Scholesvaluation method based on the following variables; a risk free rate of 5.10% and4.52%; an exercise price of $0.09 and $0.075; a volatility of 151.4% and 147.5%;and a remaining term of 0.50 and 0.45 years, respectively. Since the fair valueof the conversion feature exceeded the carrying value of the convertibledebenture on the date of issuance, the Company recorded $66,170 of additionalexpense during the period ending September 30, 2007. The Company is amortizingthe discount over the term of the convertible debenture. The embeddedconversion feature is being carried at its respective fair value with changes inits value recorded in the statement of operations.

At September 30, 2007, the Company revalued the embedded conversion featureliability of the convertible debenture at $361,148 resulting in an entry to losson derivative liability of $44,978 during the three and nine month periods endedSeptember 30, 2007. The Company used the Black-Scholes valuation method with thefollowing variables; risk free rate of 4.23%; exercise price of $0.03;volatility of 159.9%; and a remaining life of 0.25 years.

During the three and nine months ended September 30, 2007, the Company amortized$108,493 of the discount on the convertible debentures to interest expense. Todate there have been no conversions.

In January 2008, Legacy extended the due date of the note until April 30, 2008. Legacy’s beneficial ownership of shares underlying the debenture will therefore occur no earlier than March 1, 2008. The Company is currently assessing the accounting impact on the financial statements, if any.

NOTE 4 - RELATED PARTY TRANSACTIONS

Stockholder loans as of September 30, 2007 and December 31, 2006 consist of the following:

	2007	2006

Note payable to CEO and majority shareholder; principal and interest due December 2009; interest is accrued at 7% per annum; unsecured.	$287,642	$270,642

Note payable to shareholder; principal and interest due December 2009; interest is accrued at 7% per annum; unsecured.	20,000	-

TOTAL STOCKHOLDER LOAN	307,642	270,642

Less: Current Portion	-	-

TOTAL STOCKHOLDER LOAN - LONG TERM	$307,642	$270,642

PROTON LABORATORIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

During the nine months ended September 30, 2007, two shareholders advanced theCompany $37,000 at an interest rate of 7%. The $37,000 is included as a part ofthe stockholder loans shown above. The Company did not make any payments on thenotes during the nine months ended September 30, 2007.

During the three and nine months ended September 30, 2007, the Company accrued$5,348 and $16,151, respectively, in interest expense on stockholder loans. , AtSeptember 30, 2007, the Company had accrued interest relating to stockholderloans of $67,705 recorded in accrued liabilities on the accompanying balancesheet.

During the three and nine months ended September 30, 2007, the Company accrued$15,000 and $45,000, respectively, for salaries payable to the Company's ChiefExecutive Officer, resulting in $260,233 of salaries payable recorded in accruedliabilities on the accompanying balance sheet at September 30, 2007.

NOTE 5 - COMMON STOCK

During January through September 30, 2007 the Company issued 7,612,300 shares ofcommon stock for various services and agreements. The value of the shares was$1,847,552 based on market prices ranging from $0.13 to $0.37 per share whichwas the market price of the Company's common stock on the date of issuance of the performance commitment or completion.

The Company accounts for common stock issued in exchange for the receipt of goods or services from other than employees in accordance with Emerging Issues Task Force (“EITF”) in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services. As of September 30, 2007, there were no common shares outstanding that were restricted or require future performance commitments.

NOTE 6 - COMMITMENTS

PRODUCTION AGREEMENT - In June 2005, the Company entered into an agreement withMitachi, a Japanese electronics component manufacturer, to aid in the productionof enhanced drinking water generators. Pursuant to this agreement, Mitachiagreed to pay the Company 25,000,000 Yen for engineering design, molding,tooling and preparation costs, and the exclusive product distribution rights forChina, Taiwan, and Japan. As of September 30, 2007, Mitachi had paid 6,000,000Yen, or $52,506, for the above mentioned distribution rights. Since the projectis not yet completed and no units have been sold, this amount is classified asdeferred revenue.

MARKETING AND MANUFACTURING AGREEMENT - On February 20, 2007, the Board of Directors of Proton Laboratories, Inc. (the "Company") ratified an exclusive Marketing, Distribution and Sales Agreement("Marketing Agreement") and a Manufacturing and Packaging Agreement("Manufacturing Agreement"), each made with Aqua Thirst, Inc. Under the agreements, Aqua Thirst, Inc. will receive $10,000 per month, plus a commission of 7% to 15%, to be determined between the parties on a per product and market condition basis. Such commissions may be paid in cash, or in shares of common stock, carrying piggy-back registration rights, priced at a 25% discount to the prevailing market rate averaged over thirty days prior to sale of the Company’s products, at the discretion of Aqua Thirst, Inc. In addition, Aqua Thirst, Inc. will charge the Company a commission/override of 30% on the actual cost of the manufacturing and packaging for each product. The commission/override may be paid in cash or in shares of common stock of the Company, carrying piggy-back registration rights, priced at a 25% discount to the prevailing market rate averaged over thirty days prior to manufacturing and packaging of the Company’s products. Each agreement shall continue for ten years, renewable for two ten-year terms, unless earlier termination by the parties. Our original agreement with Aquathirst has been revised pursuant to an oral agreement between us whereby we are no longer required to make fixed periodic payments to Aquathirst, but rather we would now pay only for actual marketing and manufacturing services rendered to us by Aquathirst of which there have been none to date. Additionally, it has been agreed to for AquaThirst to only provide marketing and manufacturing services where such services are required by Proton Laboratories.

EQUITY LINE - In June 2007, the Company terminated an equity line of creditagreement with a private investment fund. No funds were drawn down on thisequity line, and no shares of stock were sold to the investment fund.

LEASE COMMITMENT - On July 1, 2007, the Company entered into a lease agreementto pay monthly lease payments of $3,852 until June 30, 2008 and $3,966 from July1, 2009 through June 30, 2009.

NOTE 7 - SUBSEQUENT EVENT

On October 5, 2007, the Company issued 200,000 shares of common stock for legalservices rendered. The Company valued the shares at the closing price of theCompany's common stock of $0.06 resulting in share based compensation of $12,000on the date of the transaction. At the date of issuance the performance was complete.

In January 2008, Legacy extended the due date of the note until April 30, 2008. Legacy’s beneficial ownership of shares underlying the debenture will therefore occur no earlier than March 1, 2008.

In January 2008, the Company issued 600,000 shares of common stock for services rendered. The Company valued the shares at $36,000 based on the closing market price of the Company’s common stock on the date of issuance.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

THE WASHINGTON BUSINESS CORPORATION ACT

The Washington Business Corporation Act at Title 23 RCW provides that weshall indemnify our officers and directors and hold harmless each person whowas, is or is threatened to be made a party to or is otherwise involved in anythreatened proceedings by reason of the fact that he or she is or was ourdirector or officer, against losses, claims, damages, liabilities and expensesactually and reasonably incurred or suffered in connection with such proceeding.

ARTICLES OF INCORPORATION

Our Articles of Incorporation, at Section 11-Indemnification, provide forthe following:

ARTICLES OF INCORPORATION
ARTICLE XI

11.1 Indemnification.

The corporation shall indemnify its directors to the full extent permittedby the Washington Business Corporation Act now or hereafter in force. However,such indemnity shall not apply on account of: (a) acts or omissions of thedirector finally adjudged to be intentional misconduct or a knowing violation oflaw; (b) conduct of the director finally adjudged to be in violation of RCW23B.08.310; or (c) any transaction with respect to which it was finally adjudgedthat such director personally received a benefit in money, property, or servicesto which the director was not legally entitled. The corporation shall advanceexpenses for such persons pursuant to the terms set forth in the Bylaws, or in aseparate Board resolution or contract.

11.2 Authorization.

The Board of Directors may take such action as is necessary to carry outthese indemnification and expense advancement provisions. It is expresslyempowered to adopt, approve, and amend from time to time such Bylaws,resolutions, contracts, or further indemnification and expense advancementarrangements as may be permitted by law, implementing these provisions. SuchBylaws, resolutions, contracts or further arrangements shall include but not belimited to implementing the manner in which determinations as to any indemnityor advancement of expenses shall be made.

11.3 Effect of Amendment.

No amendment or repeal of this Article shall apply to or have any effect onany right to indemnification provided hereunder with respect to acts oromissions occurring prior to such amendment or repeal.

BY-LAWS

Our By-laws, at Section 10--Indemnification and Section 11-Limitation of Liability, provide for the following:

BY-LAWS
SECTION  10--INDEMNIFICATION

10.1  Right  to  Indemnification

Each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter "proceedings"), by reason of the fact that he or she is or was a Director or officer of the corporation or, that being or having been such a Director or officer of the corporation, he or she is or was serving at the request of the corporation as a Director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereafter an "indemnitee"), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as such a Director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties, amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation or a Director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall insure to the benefit of the indemnitee's heirs, executors and administrators. Except as provided in subsection 10.4 of this Section with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section shall be a contract right.

10.2  Restrictions  on  Indemnification

No indemnification shall be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act, for any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying such indemnification. Notwithstanding the foregoing, if Section 23B.08.560 or any successor provision of the Washington Business Corporation Act is hereafter amended, the restrictions on indemnification set forth in this subsection 10.2 shall be as set forth in such amended statutory provision.

10.3  Advancement  of  Expenses

The right to indemnification conferred in this Section shall include the right to be paid by the corporation the expenses reasonably incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses shall be made upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified.

10.4  Right  of  Indemnitee  to  Bring  Suit

If a claim under subsection 10.1 or 10.3 of this Section is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to be paid also the expense of litigating such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, when the required undertaking has been tendered to the corporation) and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

10.5  Procedures  Exclusive

Pursuant to Section 23B.08.560(2) or any successor provision of the Washington Business Corporation Act, the procedures for indemnification and the advancement of expenses set forth in this Section are in lieu of the procedures required by Section 23B.08.550 or any successor provision of the Washington Business Corporation Act.

10.6  Nonexclusivity  of  Rights

Except as set forth in subsection 10.5, the right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or By-laws of the corporation, general or specific action of the Board or shareholders, contract or otherwise.

10.7  Insurance,  Contracts  and  Funding

The corporation may maintain insurance, at its expense, to protect itself and any Director, officer, partner, trustee, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the corporation would have the authority or right to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act or other law. The corporation may enter into contracts with any Director, officer, partner, trustee, employee or agent of the corporation in furtherance of the provisions of this section and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

10.8  Identification  of  Employees  and  Agents  of  the  Corporation

In addition to the rights of indemnification set forth in subsection 10.1, the corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the corporation (a) with the same scope and effect as the provisions of this Section with respect to indemnification and the advancement of expenses of Directors and officers of the corporation; (b) pursuant to rights granted or provided by the Washington Business Corporation Act; or (c) as are otherwise consistent with law.

10.9  Persons  Serving  Other  Entities

Any person who, while a Director or officer of the corporation, is or was serving (a) as a Director, officer, employee or agent of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) as a partner, trustee or otherwise in an executive or management capacity in a partnership, joint venture, trust, employee benefit plan or other enterprise of which the corporation or a majority owned subsidiary of the corporation is a general partner or has a majority ownership shall conclusively be deemed to be so serving at the request of the corporation and entitled to indemnification and the advancement of expenses under subsections 10.1 and 10.3 of this Section.

BY-LAWS
SECTION  11--LIMITATION  OF  LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of any person who would be considered an indemnitee under subsection 10.1 of Section 10, an indemnitee of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct in the capacity based upon which such person is considered an indemnitee. Any amendments to or repeal of this Section 11 shall not adversely affect any right or protection of any indemnitee of the Corporation for or with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

The effect of these provisions of the Washington Business Corporation Act at Title 23 RCW, our Articles of Incorporation and our By-laws is to indemnify our directors and officers from the costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Washington law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The  amounts  set  forth  are  all  estimates:

Amount Paid or
	be Paid (*)

SEC registration fee	$	$ 413.00
Printing and engraving expenses		1,000.00
Attorneys' fees and expenses		30,000.00
Accountants' fees and expenses		5,000.00
Transfer agent's and registrar's fees and expenses		1,000.00
Edgar service provider fee		2,000.00
Miscellaneous		1,000.00

Total		$40,413.00

 (*)     Estimated

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

During the three year period ended January 22, 2008, unregistered securities in transactions summarized below.

The following transactions were effected on reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with any of these transactions.

In January 2008, we issued 600,000 shares of common stock to Legacy Media which should have been issued in July 2007 pursuant to a consulting agreement.

During July through September 2007, the Company issued 3,000,000 shares of common stock for various services and agreements. The value of the shares was $391,000 based on market prices ranging from $0.07 to $0.15 per share which was the market price of the common stock on the dates of issuances.

During January through June 30, 2007 the Company issued 4,812,300 shares of common stock for various services and agreements. The value of the shares was $1,470,551 based on market prices ranging from $0.30 to $0.37 per share which was the market price of the Company's common stock on the dates of issuances.

During May through September 2006, the Company issued 5,625,723 shares of common stock for cash proceeds of $1,065,052 and a stock subscription of $20,000 at prices ranging from $0.11 to $0.34 per share. The proceeds received are net $41,025 of offering costs paid and include 666,250 shares issued to finders as offering costs.

In July and August 2006 the Company issued 1,410,000 shares of common stock for marketing and sales expense through December 31, 2006. The value of the shares was $1,023,405 based on market prices ranging from $0.62 to $0.74 per share which was the market price of the Company's common stock on the dates of issuance.

In March 2006 the Company issued 352,400 shares of common stock for payment of legal fees. The value of the shares issued was $81,052, based on a market price on date of issuance of $0.23. $40,526 of this amount is related to services rendered during the year ended December 31, 2005.

During the year ended December 31, 2005, the Company issued 131,600 shares of its common stock to a director for compensation of services. The shares were valued at $52,640, based on the market price on date of issuance of $0.40.

In August 2005, the Company sold 100,000 shares of restricted common stock at a sale price of $0.20 per share for total consideration of $20,000 in cash.

In June 2005, the Company issued 1,016,000 of its common stock to consultants for services. The shares were valued at $406,400 based on the market value of the Company's stock on the date of issuance.

These  transactions  did  not involve a public offering. The investors were knowledgeable  about  our operations and financial condition. These transactions were  made  in  reliance upon exemptions from registration under Section 4(2) of the  Securities  Act.

ITEM  27.  EXHIBITS

Exhibit Number	Description

3.1.1	Articles of Incorporation----Incorporated by reference to our Form SB-2 filed on March 31, 2000, as amended.

3.1.2	Amendment to Articles of Incorporation (name change)----Incorporated by reference to our Form SB-2 filed December 19, 2005.

3.1.3	Amendment to Articles of Incorporation (Series A Preferred Stock)---- Incorporated by reference to our Form SB-2 filed December 19, 2005.

3.2	By-laws----Incorporated by reference to our Form SB-2 filed on March 31, 2000, as amended.

4.1	Specimen Stock Certificate---- Incorporated by reference to our Form SB-2 filed December 19, 2005.

4.2	Debenture (Legacy Media)----Provided herewith.

5.1	Opinion re: legality----Provided herewith.

10.1	Investment Agreement----Incorporated by reference to our Form 8-K filed on December 1, 2005.

10.4	Amendment to Investment Agreement---- Incorporated by reference to our Form SB-2 filed December 19, 2005.

10.5	Consulting Agreement (Legacy Media) ----Provided herewith.

10.6	Vendor Agreement (OS Imaging)

14.1	Code Of Ethics---- Incorporated by reference to our Form 10-KSB for the year ended December 31. 2003.

21.1	Subsidiaries----Incorporated by reference to our Form 8-K filed on August 25, 2003.

23.1	Consent of Independent Auditors----Provided herewith.

23.2	Consent of Counsel (see Exhibit 5.1)----Provided herewith.

99.1	Audit Committee Charter----Incorporated by reference to our Definitive Form 14A filed on February 2, 2004.

ITEM  28.  UNDERTAKINGS

The  Registrant  hereby  undertakes  that  it  will:

a.

(1)   File, during any period in which it offers or sells securities, apost-effective amendment to this Registration Statement to:

(i)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   Reflect in the prospectus any facts or events which, individually ortogether, represent a fundamental change in the information in the Registration Statement; and

(iii)   Include any additional or changed material information on the plan ofdistribution.

(2)   For determining liability under the Securities Act, treat eachpost-effective amendment as a new Registration Statement of the securitiesoffered, and the Offering of the securities at that time to be the initial bonafide Offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

(4)   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of thesecurities, the undersigned small business issuer undertakes that in a primaryoffering of securities of the undersigned small business issuer pursuant to thisregistration statement, regardless of the underwriting method used to sell thesecurities to the purchaser, if the securities are offered or sold to suchpurchaser by means of any of the following communications, the undersigned smallbusiness issuer will be a seller to the purchaser and will be considered tooffer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned smallbusiness issuer relating to the offering required to be filedpursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared byor on behalf of the undersigned small business issuer or used orreferred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to theoffering containing material information about the undersignedsmall business issuer or its securities provided by or on behalfof the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made bythe undersigned small business issuer to the purchaser.

g.

That,  for  the  purpose of determining liability under the Securities Act  to  any  purchaser:

1.         If  the  small  business  issuer  is  relying  on  Rule  430B:

i.
Each prospectus filed by the undersigned small business issuerpursuant to Rule 424(b)(3) shall be deemed to be part of theregistration statement as of the date the filed prospectus wasdeemed part of and included in the registration statement; and

ii.
each prospectus required to be filed pursuant to Rule 424(b)(2),(b)(5), or (b)(7) as part of a registration statement in relianceon Rule 430B relating to an offering made pursuant to Rule415(a)(1)(i), (vii), or (x) for the purpose of providing theinformation required by section 10(a) of the Securities Act shallbe deemed to be part of and included in the registrationstatement as of the earlier of the date such form of prospectusis first used after effectiveness or the date of the firstcontract of sale of securities in the offering described in theprospectus. As provided in Rule 430B, for liability purposes ofthe issuer and any person that is at that date an underwriter,such date shall be deemed to be a new effective date of theregistration statement relating to the securities in theregistration statement to which that prospectus relates, and theoffering of such securities at that time shall be deemed to bethe initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus thatis part of the registration statement or made in a documentincorporated or deemed incorporated by reference into theregistration statement or prospectus that is part of theregistration statement will, as to a purchaser with a time ofcontract of sale prior to such effective date, supersede ormodify any statement that was made in the registration statementor prospectus that was part of the registration statement or madein any such document immediately prior to such effective date; or

2.         If  the  small  business  issuer  is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b) as part of aregistration statement relating to an offering, other thanregistration statements relying on Rule 430B or other thanprospectuses filed in reliance on Rule 430A, shall be deemed to bepart of and included in the registration statement as of the date itis first used after effectiveness. Provided, however, that nostatement made in a registration statement or prospectus that is partof the registration statement or made in a document incorporated ordeemed incorporated by reference into the registration statement orprospectus that is part of the registration statement will, as to apurchaser with a time of contract of sale prior to such first use,supersede or modify any statement that was made in the registrationstatement or prospectus that was part of the registration statement ormade in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Actmay be permitted to directors, officers and controlling persons of theRegistrant pursuant to the foregoing provisions, or otherwise, the Registranthas been advised that in the opinion of the Securities and Exchange Commissionsuch indemnification is against public policy as expressed in the Securities Actand is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 Amendment Number 1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, California on January 24, 2008.

PROTON LABORATORIES, INC.

January 24, 2008
/s/ Edward Alexander
Edward Alexander
Director, Chief Executive Officer and
Principal Accounting Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 Amendment Number 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Edward Alexander	Director, Chief Executive Officer,	January 24, 2008
Edward Alexander	Principal Accounting officer and
Chief Financial Officer

/s/ Gary Taylor	Director and President	January 24, 2008
Gary Taylor

/s/ Don Gallego	Director	January 24, 2008
Don Gallego

/s/ Jed Astin	Director	January 24, 2008
Jed Astin

/s/ ____________	Director	__________, 2008
Steven Perry

/s/__________	Director	__________, 2008
Gregory Darragh